SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ PreliminaryProxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ DefinitiveProxy Statement
☐ DefinitiveAdditional Materials
☐ SolicitingMaterial Pursuant to Rule 14a-11(c) or Rule 14a-12

INSITE VISION INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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April     , 2004

Dear Stockholder:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders (the “Annual Meeting”) of InSite Vision Incorporated (the “Company”) to be held on Tuesday, June 1, 2004 at 10:00 a.m. local time at InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California, 94501.

I am pleased to report that after many months of effort, your management and directors have successfully obtained binding subscription agreements for a private placement in the Company totaling $16.5 million, before transaction fees and expenses. The Company accepted approximately $2.0 million of the subscriptions in the initial closing of the private placement held in March 2004 and will receive the remaining $14.5 million upon receipt of stockholder approval to issue the shares to be sold to the investors in the Final Closing and to amend the Company’s Certificate of Incorporation in order to increase the Company’s authorized common stock in an amount sufficient to issue the shares and warrants at the Final Closing. The Final Closing is also subject to certain other conditions precedent. The attached Proxy Statement and Notice of Annual Meeting of stockholders describes in detail two proposals which require your support to enable us to complete the Final Closing of this vital financing before our existing cash reserves are exhausted. We believe this proposed investment represents the best opportunity available to enable existing common stockholders to have a continuing financial interest in InSite Vision’s future.

Specifically, at the Annual Meeting, you will be asked to consider and vote upon the following proposals: (i) to elect five directors of the Company, (ii) to ratify the appointment of Burr, Pilger & Mayer LLP as independent public accountants of the Company for the fiscal year ending December 31, 2004, (iii) to approve the sale in issuance of common stock and warrants in the Final Closing of the Company’s March 2004 private placement that, if completed, would yield immediate gross proceeds to the Company of $14,560,000, and (iv) to approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of shares of the Company’s common stock authorized for issuance by an additional 60,000,000 shares in order to complete the Final Closing of the private placement and to ensure that the Company has sufficient shares available for issuance for future contingencies.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter more fully describes the business to be acted upon. After careful consideration, the Company’s Board of Directors has unanimously approved the proposals and recommends that you vote FOR each proposal.

Please submit your Proxy over the Internet, by telephone, or sign, date and return your Proxy card as promptly as possible in the enclosed envelope for your convenience whether or not you plan to attend the meeting. If you attend the meeting, you may still vote in person if you so desire.

Sincerely,

S. Kumar Chandrasekaran, Ph.D.
Chairman of the Board and Chief Executive Officer

YOUR VOTE IS CRITICAL, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN

SO THAT YOUR COMMON STOCK WILL BE REPRESENTED AT THE ANNUAL MEETING IN THE EVENT YOU ARE NOT PERSONALLY PRESENT, PLEASE SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE, OR DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. EXECUTION OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

INSITE VISION INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 1, 2004

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of InSite Vision Incorporated, a Delaware corporation (the “Company”), will be held on Tuesday, June 1, 2004 at 10:00 a.m. local time, at InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California, 94501, for the following purposes:

1. To elect five directors to serve until the 2005 annual meeting or until their respective successors are elected and qualified.

2. To ratify the appointment of Burr, Pilger & Mayer LLP as independent public accountants of the Company for the fiscal year ending December 31, 2004.

3. To approve the sale and issuance, in the Final Closing (the “Final Closing”) of a private placement (the “Private Placement”), of 29,120,000 shares of the Company’s common stock at a purchase price of $0.50 per share and Class A and Class B warrants to purchase a total of 14,560,000 shares of the Company’s common stock at an exercise price of $0.75 per share to certain investors and warrants to purchase a total of 750,000 shares of the Company’s common stock at an exercise price of $0.55 per share to Paramount BioCapital, Inc. (“Paramount” or the “Placement Agent”), in exchange for aggregate gross proceeds to the Company at the Final Closing of $14,560,000.

4. To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of shares of the Company’s common stock authorized for issuance by an additional 60,000,000 shares, resulting in an aggregate of 120,000,000 shares of authorized common stock.

To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Our board of directors recommends that you vote “FOR” each of the proposals described in this Proxy Statement.

The Board of Directors has fixed the close of business on April 2, 2004, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote will be available for inspection at the executive offices of the Company for a period of 10 days before the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, please carefully read the accompanying Proxy Statement which describes the matters to be voted upon at the Annual Meeting. Whether or not you plan to attend, please submit your Proxy and voting instructions over the Internet, by telephone, or mark, date, sign and return the enclosed Proxy card in the reply envelope provided. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be submitted over the Internet, by telephone or signed and returned to ensure that all your shares will be voted. If you attend the Annual Meeting and vote by ballot, your Proxy vote will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your Proxy card will assist us in preparing for the Annual Meeting.

By Order of the Board of Directors,

S. Kumar Chandrasekaran, Ph.D.
Chairman of the Board and Chief Executive Officer

Alameda, California

April     , 2004

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND SUBMIT YOUR PROXY AND VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

IF YOU WISH TO VOTE BY TELEPHONE OR THE INTERNET, YOU MAY DO SO BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD.

QUESTIONS AND ANSWERS

You should read the enclosed Proxy Statement in its entirety, including the Annexes attached hereto, prior to making any decision regarding the proposals set forth herein. We include this Question and Answer section, which does not include all of the information that is likely to be material to you, to provide some background information and brief answers to several questions you might have about the enclosed proposals. In this Proxy Statement, we refer to InSite Vision Incorporated as “InSite Vision,” “the Company,” “we,” “our,” and “us.”

Q. WHAT PROPOSALS ARE STOCKHOLDERS BEING ASKED TO CONSIDER AT THE UPCOMING ANNUAL MEETING?

A. We are seeking approval of four proposals:

•	Proposal 1 relates to the election of our board of directors.

•	Proposal 2 relates to the ratification of the appointment of our independent auditors for the year ending December 31, 2004.

•	Proposal 3 relates to the approval of the sale and issuance, in the Final Closing of the Private Placement, of 29,120,000 shares of our common stock at a price of $0.50 per share, warrants exercisable for 14,560,000 shares of our common stock at a price of $0.75 per share, and, pursuant to the terms of our engagement agreement with the Placement Agent, warrants exercisable for 750,000 shares of our common stock at a price of $0.55 per share.

•	Proposal 4 relates to the approval of an amendment of our current amended and restated certificate of incorporation to increase the authorized number of shares of our common stock by 60,000,000 shares, in order to complete the Final Closing of the Private Placement and to ensure that the Company has sufficient shares available for issuance for future contingencies.

As further discussed below, we must receive stockholder approval of both Proposal 3 and Proposal 4 in order to be able to complete the Final Closing of the Private Placement. The Final Closing of the Private Placement is contingent upon the satisfaction of certain closing conditions in addition to stockholder approval of Proposals 3 and 4. See “What are the Conditions to the Final Closing of the Private Placement”

Q. HOW IS THE PRIVATE PLACEMENT STRUCTURED?

A. On March 26, 2004, we entered into subscription agreements with the investors in the Private Placement. Under those agreements, we agreed to sell to the investors, and they agreed to purchase from us, a total of 33,000,000 shares of common stock for an aggregate purchase price of $16,500,000 at a per share purchase price of $0.50, and warrants exercisable for a total of 16,500,000 shares of common stock for an aggregate exercise price of $12,375,000 at a per share purchase price of $0.75. In connection with the Private Placement, we also entered into a placement agent agreement with Paramount BioCapital, Inc. (“Paramount” or the “Placement Agent”) that obligates us, upon and subject to the Final Closing, to issue to Paramount as partial compensation for its services as placement agent in connection with the Private Placement warrants exercisable for 750,000 shares of common stock for an aggregate exercise price of $415,250 at a per share purchase price of $0.55. The initial closing of this Private Placement was consummated on March 26, 2004 in which we sold 3,880,000 shares of common stock along with warrants exercisable for 1,940,000 shares of common stock and received approximately $2,000,000 in gross proceeds. At the Final Closing, we will issue and sell an additional 29,120,000 shares of common stock along with warrants to the investors exercisable for 14,560,000 shares of common stock and warrants to the Placement Agent exercisable for 750,000 shares of common stock. The Final Closing is subject to certain conditions precedent, including the following:

•	Stockholder approval of Proposals 3 and 4;

•	Between the date of the initial closing and the Final Closing, no material adverse change has occurred in our business, operations, condition (financial or otherwise), assets, or results of operations, according to standards set forth in the subscription agreement.

•	The accuracy of our representations and warranties contained in the subscription agreements at the time such representations and warranties were made.

Q. WHY IS INSITE VISION SEEKING STOCKHOLDER APPROVAL FOR THE FINAL CLOSING OF THE PRIVATE PLACEMENT?

A. We are required to obtain stockholder approval in order to sell and issue the shares of common stock and warrants in the Final Closing because we are subject to rules of the American Stock Exchange (“AMEX”) that require stockholder approval for any issuance or sale of 20% or more of our outstanding common stock at a price per share below the fair market value of our common stock at the time of the sale. If the Final Closing of the Private Placement occurs, we will issue and sell 29,120,000 shares of our common stock at $0.50 per share, warrants exercisable for the purchase of 14,560,000 shares of common stock at an exercise price of $0.75 per share and warrants exercisable for the purchase of 750,000 shares of common stock at an exercise price of $0.55 per share. Since these issuances are at a price below $0.95 per share, the closing price of our common stock on AMEX at the time of the initial closing, and comprise (including shares issuable upon exercise of the warrants) approximately 66% of the shares of our common stock outstanding immediately prior to the initial closing of the Private Placement, AMEX regulations require that we obtain stockholder approval prior to selling and issuing the shares and warrants at the Final Closing. See “Proposal 3 - Approval of Final Closing of Private Placement”

In addition, we currently have only 16,698,506 shares of common stock authorized and available for issuance pursuant to our Restated Certificate of Incorporation, which is insufficient to cover the 29,120,000 shares of common stock and warrants to purchase 15,310,000 shares of common stock (including the Placement Agent Warrants) to be issued in the Final Closing of the Private Placement. As of April 2, 2004, 33,138,778 shares of our common stock were outstanding, 8,546,492 shares were reserved for issuance pursuant to outstanding warrants, options and convertible notes payable and 1,616,224 shares were reserved for future issuance under our stock option and employee stock purchase plans. In order to have sufficient shares authorized and available for issuance to cover the shares and warrants to be issued in the Final Closing of the Private Placement, we need to amend our Restated Certificate of Incorporation to increase the number of authorized shares, which requires stockholder approval. If our stockholders approve the proposed 60,000,000 share increase to our authorized number of shares of common stock, immediately following the Final Closing of the Private Placement, we would have 32,268,506 shares of common stock freely available for issuance under our Restated Certificate of Incorporation. See “Proposal 4 - Approval of Amendment of Restated Certificate of Incorporation”

Q. WHY IS THE PRIVATE PLACEMENT BEING DONE?

A. During the fiscal year ended December 31, 2003, we raised an aggregate of $3,630,500 in short-term funding through a series of loans from members of the Company’s management, Board of Directors and others, the assumption of convertible debentures due to HEM Mutual Assurance LLC, several small private placements and the sale of our ISV 403 product candidate to Bausch & Lomb Incorporated. During this period we also realized additional cost savings from voluntary salary reductions and fee deferrals from senior management and the Board of Directors, employee furloughs and lay-offs, and similar measures. Despite these efforts, our management and board of directors recognized during the past year our need to secure additional long-term working capital in order to ensure the long-term viability of the Company, continue our research and development programs, improve the Company’s negotiating position with prospective strategic partners and maximize stockholder value, and accordingly undertook extensive efforts to identify and evaluate different strategic alternatives, including various forms of private debt and equity financings, strategic partnering arrangements, merger opportunities and asset sales.

In December 2003, after months of exploring numerous potential financing and strategic alternatives and extensive discussions with a number of potential partners and with our financial condition continuing to deteriorate, we entered into discussions with Paramount BioCapital, Inc. with respect to a proposed private placement of our common stock and warrants to purchase our common stock in which Paramount would act as the placement agent and affiliates of Paramount would also have the opportunity to invest. In early January 2004, Paramount delivered us a preliminary term sheet for our consideration. Three weeks of extensive negotiations and due diligence investigations followed, during which period management continued to explore alternative arrangements with other parties, including discussions with a number of placement agents, potential strategic partners and other potential sources of funding, in an effort to secure the best possible available transaction. During this period our Board of Directors held numerous meetings to discuss the progress of the various discussions and instructed management to continue actively seeking out and hold discussions with other potential investors to ensure that the terms offered by Paramount were in the best interests of the Company and its stockholders.

At a telephonic meeting held on January 18, 2004, representatives of Paramount discussed the proposed terms of the private placement with the Board, including the likely size of the transaction, the pricing of the offering and the level of confidence Paramount had regarding its ability to place the common stock and warrants to be offered. On January 21, 2004 we entered into a non-exclusive term sheet with Paramount for a $10 million to $12.5 million private placement of common stock and warrants, with the stock to be priced per share at the lower of (a) the average of the closing price of our common stock on AMEX for the five (5) business days immediately preceding the date of the execution of the subscription agreements and (b) $0.50. Given the non-exclusive nature of the term sheet, the Board of Directors instructed management to continue discussions with other parties while diligently negotiating a placement agent agreement with Paramount. On January 21, 2004, the date we entered into the term sheet with Paramount, our common stock closed on AMEX at $0.48 and between December 1, 2003 and January 21, 2004 the average closing price of our common stock was $0.50 per share, ranging from a low of $0.36 on December 2, 2003 to a high of $0.63 on December 19, 2003.

While continuing to explore other financial and strategic alternatives, we extensively negotiated the terms of the placement agent agreement with Paramount, including the size and terms of the offering as well as placement agent fees and compensation, and during this period Paramount continued its extensive due diligence review of our Company. The Board determined that in light of management’s extensive and diligent search for alternative financing arrangements, it was apparent that, despite the dilutive effect the Paramount private placement would have on the Company’s stockholders, no other financing alternatives were currently available to the Company that would raise sufficient capital to enable the Company to pursue its long-term goals in the interest of stockholders and on February 11, 2004, the Board unanimously approved the placement agent agreement and determined to recommend the approval of the Private Placement to the Company’s stockholders. On February 12, 2004, we entered into a final placement agent agreement with Paramount setting forth the principal terms of the transaction. Between February 12 and March 5, 2004, we negotiated the terms of the definitive agreements pursuant to the terms set forth in the placement agent agreement. On March 26, 2004, we entered into binding subscription agreements with the investors in the Private Placement and raised approximately $2.0 million through the sale and issuance of an aggregate of 3,880,000 shares of common stock and warrants to purchase 1,940,000 shares of common stock, with the investors obligated to purchase an additional 29,120,000 shares of common stock and warrants to purchase 14,560,000 shares of Common Stock, yielding additional proceeds of approximately $14.5 million upon satisfaction of the conditions to the Final Closing, on the terms more fully set forth below.

Absent additional funding from the Final Closing of the Private Placement, other private or public equity or debt financings, collaborative or other partnering arrangements, asset sales, or other sources, we expect that our cash on hand, anticipated cash flow from operations and current cash commitments to us will only be adequate to fund our operations until approximately the middle of June 2004. Also, pursuant to the terms of the Private Placement we are generally prohibited from raising additional financing through the issuance of securities during the period from the initial closing through the earlier to occur of the Final Closing and June 30, 2004 (subject to extension at our sole discretion), which could significantly harm our ability to continue operations if the Final Closing does not occur. If we are unable to complete the Final Closing of the Private Placement or secure sufficient additional funding prior to the middle of June 2004, we will need to cease operations and liquidate our assets and it is unlikely that any assets would be available to our stockholders in such a liquidation.

Q. WHY IS INSITE VISION SEEKING STOCKHOLDER APPROVAL FOR PROPOSALS 3 AND 4?

A. Under the subscription agreement that governs the terms of the Private Placement, we are unable to consummate the Final Closing of the Private Placement unless stockholder approval is received for Proposals 3 and 4. The Company and the investors in the Private Placement require stockholder approval for Proposals 3 and 4 for the following reasons:

•	We are required to seek stockholder approval of Proposal 3 because the consummation of the Final Closing of the Private Placement is subject to the applicable AMEX stockholder approval requirement as described above in this “Questions and Answers” section and in greater detail elsewhere in the Proxy Statement.

•	We are required to seek stockholder approval of Proposal 4 because we will not have enough shares authorized under our current amended and restated certificate of incorporation to issue the necessary shares to the investors in the Private Placement and in the future, we will require additional authorized shares in order to preserve our flexibility to raise additional capital or pursue other strategic transactions as described in greater detail elsewhere in the Proxy Statement.

Q. WILL MY OWNERSHIP INTEREST IN THE COMPANY BE DILUTED IF THE FINAL CLOSING OF THE PRIVATE PLACEMENT OCCURS?

A. Stockholders will incur significant and immediate dilution of their percentage of stock ownership in the Company if the Final Closing of the Private Placement takes place. Immediately prior to the initial closing of the Private Placement, 29,253,294 shares of our common stock were outstanding. If the Final Closing occurs, and after giving effect to the issuances at the initial closing of the Private Placement in March 2004, a total of 33,000,000 shares of common stock will have been issued in the initial and Final Closings of the Private Placement and warrants to purchase a total of 17,250,000 shares of common stock will have been issued. Based on the shares of Common Stock outstanding immediately prior to the initial closing, if the Final Closing of the Private Placement is completed, stockholders immediately prior to the initial closing will incur dilution of approximately 53% (63% if the warrants issued in the Private Placement were exercised in full).

However, if stockholders do not approve Proposals 3 and 4, which are necessary to secure the proposed Final Closing investment, and if the Company is unable to secure immediate additional funds through alternative means, the Company believes it will only have sufficient funds to continue operations through middle of June 2004, after which the Company would most likely be compelled to cease operations and liquidate its assets, with all or most proceeds going to the Company’s creditors and stockholders would likely receive no proceeds whatsoever and existing shares would likely become worthless.

Q. WHAT IF PROPOSAL 3 OR 4 IS NOT APPROVED?

A. We must receive stockholder approval of both Proposal 3 and Proposal 4 in order to complete the Final Closing of the Private Placement. If either of Proposal 3 or Proposal 4 does not receive stockholder approval, we will not be able to complete the Final Closing and we will not receive any additional funds from the Private Placement. In addition, if we do not receive stockholder approval of both Proposal 3 and Proposal 4 within 90 days of March 26, 2004 (the date of the initial closing of the Private Placement), we will be required to pay the investors liquidated damages of up to a total of 8% of the gross proceeds raised in the initial closing of the Private Placement (approximately $160,000).

You should consider the fact that our current liquidity and capital resources are limited. If we do not receive the additional $14.5 million in the Final Closing of the Private Placement we expect our existing funds will only be sufficient to fund our operations through the middle of June 2004, it is likely that we will have to immediately cease our research and development programs, and we may not be able to repay our outstanding indebtedness, including liquidated damages payable to the investors in the Private Placement due to our failure to obtain stockholder approval. Our inability to obtain additional funding through the Final Closing of the Private Placement ultimately may require us to cease operations and would also likely cause us to explore liquidation alternatives, including the initiation of bankruptcy proceedings.

Q. WHERE CAN I FIND ADDITIONAL INFORMATION?

A. You should carefully review the entire Proxy Statement, which contains important information regarding each proposal before voting on any of the proposals set forth herein. With respect to the Private Placement, we filed a current report on Form 8-K with the Securities and Exchange Commission on March 29, 2004, which contains a detailed description of the Private Placement and attaches each of the operative agreements related to the Private Placements as Exhibits. We strongly encourage you to carefully review the March 29, 2004 Form 8-K and the exhibits thereto describing the Private Placement, along with our Form 10-K for the fiscal year ended December 31, 2003 which accompanies this Proxy Statement. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains periodic and annual reports, current reports, proxy statements and other information regarding InSite Vision at http://www.sec.gov. We will also provide stockholders copies of the March 29, 2004 Form 8-K (including the exhibits thereto) and the December 31, 2003 Form 10-K free of charge upon request made to: InSite Vision Incorporated, 965 Atlantic Avenue, Alameda CA 94501, attention Investor Relations, or by calling 1-510-865-8800. See also “Where Can I Find Additional Information” at the end of this Proxy Statement for additional information.

INSITE VISION INCORPORATED

965 Atlantic Avenue

Alameda, California 94501

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 1, 2004

GENERAL INFORMATION FOR STOCKHOLDERS

The enclosed Proxy (“Proxy”) is solicited on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of InSite Vision Incorporated, a Delaware corporation (the “Company”), with principal executive offices at 965 Atlantic Avenue, Alameda, California 94501, for use at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at 10:00 a.m. local time on Tuesday, June 1, 2004 at InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California, 94501.

This Proxy Statement and the accompanying form of Proxy are being mailed to all stockholders entitled to vote at the Annual Meeting on or about April     , 2004.

Record Date and Voting

Stockholders of record on April 2, 2004, (the “Record Date”) are entitled to notice of and, as described below, to vote at the Annual Meeting. A quorum must be initially present at the meeting before any proposal may be voted upon. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. As of the close of business on the Record Date, 33,138,778 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), were issued and outstanding. No shares of the Company’s preferred stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder as of the Record Date. If a choice as to the matters coming before the Annual Meeting has been specified by a stockholder on the Proxy or if the Proxy and voting instructions are submitted over the Internet or by telephone, such stockholder’s shares will be voted accordingly. Stockholders submitting proxies over the Internet or by telephone should not mail the Proxy card. If no choice is specified, the shares will be voted IN FAVOR OF the approval of the proposals described in the Notice of Annual Meeting of Stockholders and in this Proxy Statement. Pursuant to Delaware law, the five candidates for directors who receive the highest number of affirmative votes at the Annual Meeting will be elected. With regard to such election, votes may be cast in favor of, or withheld from, each nominee. Proposal 2 (ratification of independent accountants) and Proposal 3 (approval of the Final Closing of the Private Placement) each require the affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting. Proposal 4 (amendment of the Company’s Restated Certificate of Incorporation) requires the affirmative vote of a majority of the outstanding shares entitled to vote at the Annual Meeting.

Abstentions with respect to any matter other than the election of directors will be treated as shares present or represented and entitled to vote on that matter and will thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares but who does not receive voting instructions from the beneficial owners of those shares, or if share are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are deemed not to be entitled to vote on the matter and accordingly are not counted for purposes of determining whether stockholder approval of that matter has been obtained.

Any stockholder or stockholder representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Investor Relations in writing at 965 Atlantic Avenue, Alameda, California 94501 or by telephone at (510) 865-8800. To provide the Company sufficient time to arrange for reasonable assistance, please submit such requests by May 21, 2004.

IMPORTANT

Please submit your Proxy and voting instructions over the Internet or by telephone, or mark, date and sign the enclosed Proxy card, and return it at your earliest convenience in the enclosed, postage-prepaid, return envelope so that, if you are unable to attend the Annual Meeting, your shares may be voted.

Revocability of Proxies

If you vote your Proxy by mail, you may revoke or change your Proxy at any time prior to or at the Annual Meeting. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive offices, InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501, a notice of revocation or another signed Proxy with a later date. If you choose to vote your Proxy over the Internet or by telephone, you may change your vote by voting again using the same method used for the original vote (i.e., the Internet or telephone) so long as you retain the Proxy card referencing your voter control number. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and voting instructions and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, facsimile, electronic mail or other means by directors, officers or employees of the Company. The Company will not pay any additional compensation to these individuals for any such services. In addition, the Company may, if it deems it advisable, retain an outside proxy solicitor to assist it in obtaining proxies. If the Company retains an outside proxy solicitor, it expects to pay approximately $6,500 for such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2005 Annual Meeting must be received no later than December     , 2004, in order that they may be included in the Proxy statement and form of Proxy relating to that meeting. However, if the date of the Company’s 2005 Annual Meeting is changed by more than 30 days from the date of the 2004 Annual Meeting, such proposals must be received a reasonable time before the Company begins to print and mail its proxy materials for the 2005 Annual Meeting. In addition, the Proxy solicited by the Board for the 2005 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than March     , 2005; or, if the date of the Company’s 2005 Annual Meeting is changed by more than 30 days from the date of the 2004 Annual Meeting, not later than a reasonable time before the Company mails its proxy materials for the 2005 Annual Meeting.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE — ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors shall be comprised of not less than six nor more than nine directors. The authorized number of directors is presently six. Five directors will stand for re-election at the Annual Meeting to serve until the Company’s next annual meeting, until their successors shall have been duly elected and qualified, or until their earlier death, resignation or removal. There is currently one vacancy on our Board of Directors. The current vacancy will remain open and will not be filled at the Annual Meeting. The Board of Directors will vote all proxies received by them in favor of the five nominees listed below unless otherwise instructed in writing on such Proxy and voting instructions and the proxies cannot be voted for a greater number of persons than the number of nominees named. If, however, any of the nominees named in the accompanying Proxy card are unable or unwilling to serve (which is not expected) at the time of the Annual Meeting, the proxies (except those marked to the contrary) will be voted for such other person(s) as the persons named in the accompanying Proxy may recommend. The five candidates receiving the highest number of affirmative votes of the shares represented and voting at the Annual Meeting will be elected directors of the Company.

The Board of Directors recommends that the stockholders vote FOR the election of each of the following nominees to serve as directors of the Company until the 2005 annual meeting, until their respective successors have been elected and qualified or until their earlier death, resignation or removal.

Set forth below is information regarding the nominees, including information furnished by them as to their principal occupation at present and for at least last five years, certain other directorships held by them, the year in which each became a director of the Company, and their ages as of April 2, 2004:

Nominees	Position(s) with the Company	Age	Director Since
S. Kumar Chandrasekaran, Ph.D.	Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer	61	1989
Mitchell H. Friedlaender, M.D.	Director	58	1996
John L. Mattana	Director	74	1997
Jon S. Saxe, Esq.	Director	67	2000
Anders P. Wiklund	Director	64	1996

Business Experience of Board Nominees

S. Kumar Chandrasekaran, Ph.D. has been a Director of the Company since 1989. Dr. Chandrasekaran joined the Company in September 1987 as Vice President, Development. From 1988 to 1989, Dr. Chandrasekaran served as Vice President, Research and Development. From 1989 to 1993, Dr. Chandrasekaran served as President and Chief Operating Officer. Since August 1993, he has served as Chairman of the Board of Directors, President and Chief Executive Officer and since December 1999, he has served as Chief Financial Officer, a position also held from December 1995 to December 1997. Dr. Chandrasekaran holds a Ph.D. in Chemical Engineering from the University of California at Berkeley.

Mitchell H. Friedlaender, M.D. has been a Director of the Company since May 1996. He has served as an ophthalmologist at Scripps Clinic and Research Foundation (“Scripps”) since 1986 and currently serves as Head of Division of Ophthalmology and Director, LaserVision Center, Scripps Clinic. Prior to joining Scripps, Dr. Friedlaender served as a full-time faculty member at the University of California, San Francisco for 10 years. He is the founder of the Aspen Corneal Society and the Pacific Ophthalmic Forum, co-editor in chief of International Ophthalmology Clinics, a member of four scientific editorial boards, a member of the Sjogren’s Syndrome Foundation Medical Advisory Board, and former president of the Ocular Microbiology and Immunology Group.

He also serves as a consultant for several pharmaceutical companies and performs clinical studies on new ophthalmic drugs. Dr. Friedlaender holds an M.B.A. from the University of Phoenix and an M.D. from the University of Michigan.

John L. Mattana has been a Director of the Company since September 1997. From 1992 to 1997, Mr. Mattana served as an Investment Vice President at New York Life Insurance Company, where he was a Director of Venture Capital Investments. From October 1997 through February 2004 he served as a Vice President at Ceptor Corporation. Mr. Mattana holds an M.B.A. from New York University.

Jon S. Saxe, Esq. has been a Director of the Company since December 1999. Mr. Saxe was a Director of the Company from 1992 through 1997, when he resigned as a member of the Board of Directors and became Director Emeritus until December 1999. Mr. Saxe is a Director of Protein Design Labs, Inc., a biotechnology company for which he served as President from January 1995 to May 1999. Mr. Saxe served as President of Saxe Associates, a biotechnology consulting firm, from May 1993 to December 1994, President, Chief Executive Officer and a Director of Synergen, Inc., from October 1989 to April 1993, and Vice President, Licensing & Corporate Development for Hoffmann-LaRoche from August 1984 through September 1989. Mr. Saxe serves on the board of directors of Questcor Pharmaceuticals, Inc., Incyte Inc., First Horizon Pharmaceutical Corporation, Protein Design Labs, Inc., SciClone Pharmaceuticals, Inc., ID Biomedical Corporations and Durect, Inc. Mr. Saxe also serves on the board of directors of several private companies. Mr. Saxe holds a B.S. in Chemical Engineering from Carnegie-Mellon University, a J.D. from George Washington University School of Law, and an L.L.M. from New York University School of Law.

Anders P. Wiklund has been a Director of the Company since November 1996. Since January 1997 he has served as Principal at Wiklund International Inc., an advisory firm to the biotechnology and pharmaceutical industries, and from 1997 through 2002 served as Senior Vice President at Biacore Holding Inc., a life science technology company. He served as Vice President, Corporate Business Development of Pharmacia & Upjohn from January 1996 to December 1996, as Executive Vice President of Pharmacia U.S. Inc. from 1994 to 1996 and as President and Director of Pharmacia Development Corp. from 1993 to 1994. Mr. Wiklund served as Chief Executive Officer, President and Director of KABI Pharmacia Inc. from 1990 to 1993. Mr. Wiklund serves on the board of directors of Medivir AB. Mr. Wiklund also serves on the board of directors of three private companies. Mr. Wiklund holds a Master of Pharmacy from the Pharmaceutical Institute, Stockholm, Sweden.

Board Committees and Meetings

During the fiscal year ended December 31, 2003, the Board of Directors held thirteen meetings. The Board of Directors has an Audit Committee, a Stock Plan and Compensation Committee, a Nominating and Corporate Governance Committee, a Financing Committee, a Mergers and Acquisitions Committee and a New Ophthalmic Opportunities Committee. During the 2003 fiscal year each individual currently serving as a director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the Committees of the Board of Directors on which he served.

Communications with the Board

The Company encourages stockholder communications with its Board of Directors. Any stockholder wishing to communicate with the Board of Directors or any individual director of the Company regarding matters concerning the Company should submit such communications in writing to the Company’s corporate secretary via postal mail at the following address:

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, CA 94501

Attention: Corporate Secretary

The Company’s corporate secretary will review all such correspondence and distribute the correspondence to such members of the Board of Directors as the corporate secretary deems appropriate or advisable.

Company Policy Regarding Board Member Attendance at Annual Meetings

The Company strongly encourages each director to attend its Annual Meeting of Stockholders. All of the Company’s board members attended the Company’s 2003 Annual Meeting of Stockholders.

Audit Committee

During the 2003 fiscal year, the Audit Committee was initially composed of four non-employee directors: Mitchell H. Friedlaender, John L. Mattana, Jon S. Saxe and Anders P. Wiklund. In March 2003, due to Dr. Friedlaender’s other commitments outside the Company and his other responsibilities on the board and various committees of the board, it was determined that Dr. Friedlaender would no longer serve on the audit committee and the committee would be comprised of Messrs. Mattana, Saxe and Wiklund for the remainder of the 2003 fiscal year. There were no disagreements between Dr. Friedlaender, the Audit Committee, or the Board of Directors.

The Audit Committee appoints the Company’s independent accountants; approves all audit and non-audit services to be provided to the Company by the independent accountants; oversees the independence of the independent accountants; evaluates the independent accountants’ performance; receives and considers the independent accountants’ comments as to accounting and financial controls; monitors the effectiveness of the internal and external audit controls, oversees the Company’s financial and accounting organization and financial reporting, discusses with management and the independent auditors the results of the annual audit and the Company’s annual financial statements; and discusses with management and the independent auditors, as applicable, the results of the independent auditors’ interim review of the Company’s quarterly financial statements, as well as the Company’s earnings press releases. The Audit Committee met six times in 2003. The Board of Directors adopted and approved a revised written charter for the Audit Committee in April 2004, a copy of which is attached as Annex A to this Proxy Statement. A current copy of the Company’s Audit Committee charter is also available on the Company’s website located at www.InSiteVision.com under “Investor Relations.”

Among other things, under the revised charter of the Audit Committee, the Audit Committee is responsible for reviewing and approving all related party transactions, approving and monitoring the Company’s code of ethics for senior finance personnel and code of conduct for all employees and directors (including approving any waivers of such codes for directors, executive officers and senior financial personnel), and establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting, auditing or legal matters. The Company’s Code of Conduct and Code of Ethics can be found on the Company’s website located at www.InSiteVision.com under “Investor Relations.” The Company will disclose any waivers under its Code of Conduct or Code of Ethics, which is granted to its directors or executive officers in a current report on Form 8-K filed with the Securities and Exchange Commission within 5 days of any such waiver.

The Board of Directors has determined that each of the members of the Audit Committee is “independent” as that term is defined in Section 121(A) of the American Stock Exchange’s listing standards and also meets the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. In addition, the Board of Directors has determined that each member of its Audit committee meets the requirement under the rules of American Stock Exchange that at least one member of the audit committee be “financially sophisticated.” Although the Board of Directors does not believe any member of the Audit Committee currently qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission, the Company believes that the experience and financial acumen of the members of its Audit Committee is sufficient given the Company’s current needs and financial position. The Board of Directors will continue to assess the qualifications of the members of its Audit Committee, including the need to appoint a financial expert, in light of the Company’s financial complexity, position and requirements in order to serve the best interests of the Company and its stockholders.

Stock Plan and Compensation Committee

The Stock Plan and Compensation Committee (the “Compensation Committee”) currently consists of two directors, John L. Mattana and Anders P. Wiklund. The Compensation Committee met twice in the 2003 fiscal year and once acted by unanimous written consent. The Compensation Committee determines and reviews the compensation to be paid to the Company’s officers and directors and administers the Company’s 1994 Stock Option Plan (the “1994 Plan”) and the Company’s 1994 Employee Stock Purchase Plan (the “Purchase Plan”). The Board of Directors has determined that each of the members of the Compensation Committee is “independent” as that term is defined in Section 121(A) of the American Stock Exchange’s listing standards. The Board of Directors adopted a revised written charter for the Compensation Committee in April 2004.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) currently consists of two directors, John L. Mattana and Mitchell H. Friedlaender, M.D. The Nominating Committee held one meeting during the 2003 fiscal year to nominate directors standing for election at the Company’s 2003 Annual Meeting. The Board of Directors has determined that each of the members of the Nominating Committee is “independent” as that term is defined in Section 121(A) of the American Stock Exchange’s listing standards. The Board of Directors adopted a revised written charter for the Nominating Committee in April 2004. A current copy of the Company’s Nominating Committee charter is available on the Company’s website located at www.InSiteVision.com under “Investor Relations.” The Nominating Committee, identifies and recommends director nominees to be selected by the Board of Directors for submission to vote at the Company’s annual stockholder meetings, implements the Board’s criteria for selecting new directors, develops or reviews and recommends corporate governance policies for the Board, and oversees the Board’s annual evaluation process.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.”

The Nominating Committee will consider timely suggestions of nominees from stockholders. Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Company addressed to the Chairman of the Nominating Committee at the Company’s address. To be timely, the written materials must be submitted within the time permitted for submission of a stockholder proposal for inclusion in the Company’s proxy statement for the subject annual meeting.

The written materials must include: (1) all information to relating the individual recommended that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (2) the name(s) and address(es) of the stockholders making the nomination and the amount of the Company’s securities which are owned beneficially and of record by such Stockholder(s); (3) appropriate biographical information (including a business address and a telephone number) and a statement as to the individual’s qualifications, with a focus on the criteria described below; (4) a representation that the stockholder of record is a holder of record of stock of the Company entitled to vote on the date of submission of such written materials and (5) any material interest of the stockholder in the nomination.

Any stockholder nominations proposed for consideration by the Nominating Committee should be addressed to:

Chairman of the Nominating and Corporate Governance Committee

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, CA 94501

Director Qualifications

The Nominating Committee has established the following minimum criteria for evaluating prospective board candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgments and common sense in matters that relate to the current and long-term objectives of the Company.

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company.

•	Commitment to understand the Company and its business, industry and strategic objectives.

•	Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, number of other company Boards on which the candidate serves and ability to generally fulfill all responsibilities as a director of the Company.

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group.

•	Good health, and ability to serve.

•	For prospective non-employee directors, independence under SEC and applicable stock exchange rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of the Company.

Other Factors for Potential Consideration

The Nominating Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences.

•	For potential Audit Committee members, whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an audit committee “financial expert” under applicable SEC and stock exchange rules.

•	For incumbent directors standing for re-election, the Nominating Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.

•	Composition of Board and whether the prospective nominee will add to or complement the Board’s existing strengths

Identifying and Evaluating Nominees for Directors

The Nominating Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Corporate Governance

Committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought (based on input from the full Board).

•	Outside Advisors. The Nominating Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

•	Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.

•	For incumbent directors standing for re-election, the Nominating Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company; the number of other company Boards on which the individual serves, composition of the Board at that time, and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board.

•	Management Directors. The number of officers or employees of the Company serving at any time on the Board should be limited such that, at all times, a majority of the directors is “independent” under applicable SEC and American Stock Exchange rules.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating Committee and by the Chief Executive Officer. Upon completion of the above procedures, the Nominating Committee shall determine the list of potential candidates to be recommended to the full Board for nomination at the annual meeting. The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating Committee.

Financing Committee

The Financing Committee currently consists of two directors, John L. Mattana and Jon S. Saxe. The Financing Committee reviews and evaluates potential financing opportunities for the Company and communicates with and advises management and the Board of Directors with respect to such opportunities. The Board of Directors has determined that each of the members of the Financing Committee is “independent” as that term is defined in Section 121(A) of the American Stock Exchange’s listing standards. The Board of Directors adopted a written charter for the Financing Committee in April 2004.

Mergers and Acquisitions Committee

The Mergers and Acquisitions Committee currently consists of two directors, Jon S. Saxe and Anders P. Wiklund. The Mergers and Acquisitions Committee reviews and evaluates potential strategic business combination opportunities for the Company and communicates with and advises management and the Board of Directors with respect to such opportunities. The Board of Directors has determined that each of the members of the Mergers and Acquisitions Committee is “independent” as that term is defined in Section 121(A) of the American Stock Exchange’s listing standards. The Board of Directors adopted a written charter for the Mergers and Acquisitions in April 2004.

New Ophthalmic Opportunities Committee

The New Ophthalmic Opportunities Committee currently consists of two directors, Mitchell H. Friedlaender and Anders P. Wiklund. The New Ophthalmic Opportunities Committee reviews and evaluates potential partnering and other collaborative arrangements for the Company and communicates with and advises management and the Board of Directors with respect to such opportunities. The Board of Directors has determined that each of the members of the New Ophthalmic Opportunities Committee is “independent” as that term is defined in Section 121(A) of the American Stock Exchange’s listing standards. The Board of Directors adopted a written charter for the Mergers and Acquisitions in April 2004.

Compensation of Directors

During the 2003 fiscal year, each non-employee Board member was entitled to receive:

•	$2,000 for each Board meeting attended in person or by telephone, up to a maximum of $8,000 per year;

•	an additional $2,500 for attending in person the annual strategic planning meeting between the Board of Directors and management;

•	an additional $500 for each Audit Committee Meeting attended in person or by telephone, up to a maximum of $3,500 per year;

•	an additional $500 for each Compensation Committee Meeting attended in person or by telephone, up to a maximum of $2,000 per year;

•	an additional $12,000 per year for serving on each of the Financing Committee, the Mergers and Acquisitions Committee, or the New Ophthalmic Opportunities Committee; and

•	reimbursement of reasonable expenses for attending any Board or committee meetings.

In light of the financial position of the Company, the Board of Directors unanimously determined to defer the payment of the cash compensation owed to the directors for their services to the Board during the 2003 fiscal year until the Final Closing of the March 26, 2004 Private Placement.

Under the Automatic Option Grant Program in effect under the 1994 Plan, each individual who first joins the Board as a non-employee Board member will receive, at the time of his or her initial election or appointment to the Board, an option grant to purchase 10,000 shares of Common Stock at an exercise price per share equal to the fair market value per share of Common Stock on the grant date. Each such option will have a maximum term of 10 years measured from the grant date, subject to earlier termination following the optionee’s cessation of Board service, and will become exercisable for all of the option shares upon the optionee’s completion of one year of Board service measured from the grant date. However, the option will immediately become exercisable for all the option shares upon certain changes in control of the Company.

Continuing non-employee Board members will each receive an automatic option grant for an additional 10,000 shares of Common Stock on the date of the first Board meeting held in December each year. In the event there is no December Board meeting in any year, then the annual option grant for that year will be made on December 15th or if December 15th is not a day on which the New York Stock Exchange is open for business such grant will be made on the immediately succeeding trading day. The option will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years measured from the grant date, subject to earlier termination following the optionee’s cessation of Board service. The option will become exercisable for all the option shares upon the optionee’s completion of one year of Board service measured from the grant date. However, the option will immediately vest and become exercisable upon certain changes in control of the Company.

Accordingly, on December 12, 2003, the date of the Company’s first December Board meeting in 2003, each of the following non-employee Board members received an automatic option grant to purchase 10,000 shares of Common Stock at an exercise price of $0.41 per share, the fair market value per share of Common Stock on such grant date: Messrs. Friedlaender, Mattana, Saxe and Wiklund. In addition, on December 12, 2003, each of these non-employee Board members received an additional option grant in recognition of their service to the Company on the Board of Directors to purchase 20,000 shares of Common Stock at an exercise price of $0.41 per share, the fair market value per share of Common Stock on such grant date.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the above nominees.

PROPOSAL TWO — RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has appointed Burr, Pilger & Mayer LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2004, and is asking the Company’s stockholders to ratify this appointment. The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting will be required to ratify the selection of Burr, Pilger & Mayer LLP.

Stockholder ratification of the appointment of Burr, Pilger & Mayer LLP as the Company’s independent accountants is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Burr, Pilger & Mayer LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee will reevaluate whether or not to retain Pilger & Mayer LLP as the Company’s independent public accountants. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders. Representatives of Burr, Pilger & Mayer LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Change in Independent Accountants

On February 19, 2004, the Company engaged Burr, Pilger & Mayer LLP as its new independent public accountant following the resignation of Ernst & Young LLP as the Company’s independent public accountant effective on November 19, 2003. The decision to engage Burr, Pilger & Mayer LLP and the terms of such engagement were recommended and approved by the Audit Committee of the Company’s Board of Directors. Representatives of Ernst & Young LLP are not expected to be present at the Annual Meeting.

The Audit Committee of the Company’s Board of Directors was informed of, but did not recommend or approve, Ernst & Young LLP’s resignation. Ernst & Young LLP’s decision to resign as the Company’s independent public accountant was not the result of any disagreement between the Company and Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Ernst & Young LLP’s reports on the Company’s financial statements for each of the fiscal years ended December 31, 2002 and 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that Ernst & Young LLP’s report on the financial statements for the year ended December 31, 2002 contained an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

During the Company’s two most recent fiscal years ended December 31, 2002 and the subsequent interim periods up to the date of Ernst & Young LLP’s resignation on November 19, 2003, there were no disagreements between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young LLP’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports; and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K. Ernst & Young LLP’s letter to the SEC stating its agreement with certain statements made herein is filed as an Exhibit to the Company’s current report on Form 8-K/A filed with the SEC on November 21, 2003.

During the two most recent fiscal years ended December 31, 2003 and during the current fiscal year through the engagement of Burr, Pilger and Mayer LLP on February 19, 2004, the Company had not consulted with Burr, Pilger & Mayer LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; nor on any matter that was either the subject of a disagreement or a reportable event.

Burr, Pilger & Mayer LLP has audited the Company’s financial statements for the year ended December 31, 2003.

Fees billed to the Company by Ernst & Young LLP and Burr, Pilger & Mayer LLP during fiscal year 2003 and 2002

Audit Fees

Audit fees billed to the Company by Ernst & Young LLP and Burr, Pilger & Mayer LLP for review of the Company’s annual financial statements and those financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal year ended December 31, 2003 totaled $63,897 and $65,000, respectively. Audit fees billed to the Company by Ernst & Young LLP for review of the Company’s annual financial statements and those financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal year ended December 31, 2002 totaled $149,746.

Audit-Related Fees

Ernst & Young LLP did not bill the Company any amounts during the 2003 or 2002 fiscal year for audit-related services.

Tax Fees

Ernst & Young LLP did not bill the Company any amounts during the 2003 or 2002 fiscal year for tax compliance, tax advice and tax planning.

All Other Fees

Ernst & Young LLP did not bill the Company any amounts during the 2003 or 2002 fiscal year for any other products or services rendered to the Company by Ernst & Young LLP.

All of the audit fees, audit-related fees and tax fees, and all other fees, were approved by the Audit Committee of the Company’s Board of Directors. The Audit Committee has delegated to Mr. Jon Saxe the ability to approve audit-related fees and services on behalf of the Audit Committee in accordance with Rule 10A-3 under the Securities Exchange Act of 1934.

The Audit Committee considered whether the provision of audit-related services, tax services and other non-audit services is compatible with the principal accountants’ independence.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the proposal to ratify the selection of Burr, Pilger & Mayer LLP to serve as the Company’s independent public accountants for the fiscal year ending December 31, 2004.

PROPOSAL THREE — APPROVAL OF FINAL CLOSING OF PRIVATE PLACEMENT

Background of the Private Placement

During the fiscal year ended December 31, 2003, we raised an aggregate of $3,630,500 in short-term funding through a series of loans from members of the Company’s management, Board of Directors and others, the assumption of convertible debentures due to HEM Mutual Assurance LLC, several small private placements and the sale of our ISV 403 product candidate to Bausch & Lomb Incorporated. During this period we also realized additional cost savings from voluntary salary and fee deferrals from senior management and the Board of Directors, employee furloughs and lay-offs, and similar measures. Despite these efforts, our management and board of directors recognized during the past year our need to secure additional long-term working capital in order to ensure the long-term viability of the Company, continue our research and development programs, improve the Company’s negotiating position with prospective strategic partners and maximize stockholder value, and accordingly undertook extensive efforts to identify and evaluate different strategic alternatives, including various forms of private debt and equity financings, strategic partnering arrangements, merger opportunities and asset sales.

In December 2003, after months of exploring numerous potential financing and strategic alternatives and extensive discussions with a number of potential partners and with our financial condition continuing to deteriorate, we entered into discussions with Paramount BioCapital, Inc. with respect to a proposed private placement of our common stock and warrants to purchase our common stock in which Paramount would act as the placement agent and affiliates of Paramount would also have the opportunity to invest. In early January 2004, Paramount delivered us a preliminary term sheet for our consideration. Three weeks of extensive negotiations and due diligence investigations followed, during which period management continued to explore alternative arrangements with other parties, including discussions with a number of placement agents, potential strategic partners and other potential sources of funding, in an effort to secure the best possible available transaction. During this period our Board of Directors held numerous meetings to discuss the progress of the various discussions and instructed management to continue actively seeking out and hold discussions with other potential investors to ensure that the terms offered by Paramount were in the best interests of the Company and its stockholders.

At a telephonic meeting held on January 18, 2004, representatives of Paramount discussed the proposed terms of the private placement with the Board, including the likely size of the transaction, the pricing of the offering and the level of confidence Paramount had regarding its ability to place the common stock and warrants to be offered. On January 21, 2004 we entered into a non-exclusive term sheet with Paramount for a common stock and warrant private placement, with the stock to be priced per share at the lower of (a) the average of the closing price of our common stock on AMEX for the five (5) business days immediately preceding the date of the execution of the subscription agreements and (b) $0.50. Given the non-exclusive nature of the term sheet, the Board of Directors instructed management to continue discussions with other parties while diligently negotiating a placement agent agreement with Paramount based on the term sheet. On January 21, 2004, the date we entered into the term sheet with Paramount, our common stock closed on AMEX at $0.48 and between December 1, 2003 and January 21, 2004 the average closing price of our common stock was $0.50 per share, ranging from a low of $0.36 on December 2, 2003 to a high of $0.63 on December 19, 2003.

While continuing to explore other financial and strategic alternatives, we extensively negotiated the terms of the placement agent agreement with Paramount, including the size and terms of the offering as well as placement agent fees and compensation, and during this period Paramount continued its extensive due diligence review of the Company. The Board determined that in light of management’s extensive and diligent search for alternative financing arrangements, it was apparent that, despite the dilutive effect the Paramount private placement would have on the Company’s stockholders, no other financing alternatives were currently available to the Company that would raise sufficient capital to enable the Company to pursue its long-term goals in the interest of stockholders and on February 11, 2004, the Board unanimously approved the placement agent agreement and determined to recommend the approval of the Private Placement to the Company’s stockholders. On February 12, 2004, we entered into a final placement agent agreement with Paramount setting forth the principal terms of the transaction. Between February 12 and March 5, 2004, we negotiated the terms of the definitive agreements pursuant to the terms set forth in the placement agent agreement. On March 26, 2004, we entered into binding subscription agreements with the investors in the Private Placement and raised approximately $2.0 million through the sale and issuance of an aggregate of 3,880,000 shares of common stock and warrants to purchase 1,940,000 shares of common stock, with the investors obligated to purchase an additional 29,120,000 shares of common stock and warrants to purchase an additional 14,560,000 shares of Common Stock, yielding additional proceeds of approximately $14.5 million upon satisfaction of the conditions to the Final Closing, on the terms more fully set forth below.

Absent additional funding from the Final Closing of the Private Placement, other private or public equity or debt financings, collaborative or other partnering arrangements, asset sales, or other sources, we expect that our cash on hand, anticipated cash flow from operations and current cash commitments to us will only be adequate to fund our operations until approximately the middle of June 2004. Also, pursuant to the terms of the Private Placement we are generally prohibited from raising additional financing through the issuance of securities during the period from the initial closing through the earlier to occur of the Final Closing and June 30, 2004 (subject to extension at our sole discretion), which could significantly harm our ability to continue operations if the Final Closing does not occur. If we are unable to complete the Final Closing of the Private Placement or secure sufficient additional funding prior to the middle of June 2004, we will need to cease operations and liquidate our assets and it is unlikely that any assets would be available to our stockholders in such a liquidation.

The table below sets forth average closing prices of the InSite Vision common stock on AMEX (AMEX: ISV) during the periods in which the Company negotiated and entered into the Private Placement:

Historical Stock Price Analysis:

Average close for 4 months ended 12/31/03	$0.44

Average close for 4 months ended 1/31/04	$0.47

Average close for 5 months ended 2/29/04	$0.54

We discuss the terms of the Private Placement below. We also discuss below under “Advantages and Disadvantages of the Private Placement” in this section the absence of other acceptable financing alternatives given our experiences over the past year.

Terms of the Private Placement

The stockholders are being asked to approve the Final Closing of the Private Placement, which also includes issuance of a Placement Warrant (as defined below) to our Placement Agent. The two tranche Private Placement consists of the private issuance and sale by ISV of a total of 33,000,000 shares of its common stock at $0.50 per share for an aggregate purchase price to certain accredited investors of $16.5 million, warrants exercisable for a total 16,500,000 shares of common stock with an aggregate exercise price of $12.375 million and the warrant issuable to our Placement Agent (the “Placement Warrant”) exercisable for 750,000 shares at an exercise price of $0.50 per share. On March 26, 2004 we held the initial closing of the Private Placement, consisting of the issuance and sale of 3,880,000 shares of common stock along with warrants exercisable for 1,940,000 shares of common stock. The major terms of the Final Closing of the Private Placement, which stockholders are being asked to approve in this Proposal 3 and which involves the sale and issuance of an additional 29,120,000 shares of common stock, warrants to purchase an additional 14,560,000 shares of Common Stock and the issuance of the Placement Warrant are set forth below. The sale of common stock and warrants in the Private Placement is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, and we expect to rely upon the Regulation D “safe harbor” provisions. The Final Closing of the Private Placement is also subject to the fulfillment of certain conditions. See “Conditions to Consummating the Final Closing of the Private Placement” below.

•	Number of Shares and Purchase Price of Common stock and Warrants to be Issued to Investors upon Final Closing. At Final Closing, we will issue and sell 29,120,000 shares of common stock at $0.50 per share for an aggregate purchase price of $14.56 million along with redeemable five-year “Class A” warrants exercisable for 7,280,000 shares of common stock at $0.75 per share and redeemable five-year “Class B” warrants exercisable for 7,280,000 shares of common stock at $0.75 per share, for an aggregate exercise price among the Class A and Class B warrants of $10.92 million.
Redemption of Warrants. The terms of the Class A warrants and Class B warrants are identical except with respect to redemption:

Class	A warrants

In the event that the average closing price of the common stock on the AMEX for any 20 consecutive trading days is at least $1.50, we are entitled to redeem the outstanding Class A warrants, or any portion of them, at a per warrant share redemption price of $0.75 by 30 days written notice to the holder.

Class	B warrants

In the event that the average closing price of the common stock on the AMEX for any 20 consecutive trading days is at least $2.50, we are entitled to redeem the outstanding Class B warrants, or any portion of them, at a per warrant share redemption price of $1.75 by 30 days written notice to the holder.

•	Issuance of Placement Warrant to our Placement Agent. Upon Final Closing, we will also issue to our Placement Agent a non-redeemable five-year warrant exercisable for 750,000 share of common stock at an exercise price of $0.55 per share (“Placement Warrant”).

•	Placement Agent Fees. We are required to pay the Placement Agent placement fees equal to 7% of the gross proceeds received by us at the initial closing and Final Closing of the Private Placement. In addition, we must pay the Placement Agent a cash commission equal to 3% of the gross proceeds received by us upon the exercise of the warrants issued to the investors in the Private Placement. Provided, however, we are not obligated to pay any fees on investments or exercises by Paramount or its employees or affiliates. We have also agreed to reimburse Paramount for its reasonable expenses as placement agent, not to exceed $75,000.

•	Placement Agent Board Observer Rights. As long as the Placement Agent and its affiliates beneficially own at least 33% of the securities issued to them in the Private Placement, Paramount BioCapital Investments, LLC, an affiliate of the Placement Agent, will be entitled to designate a nonvoting observer who may attend all meetings of our Board of Directors.

•	Stockholders’ Meeting. We have agreed to use our best efforts to obtain stockholder approval of Proposal 3 and Proposal 4 set forth in this Proxy Statement.
•	Liquidated Damages to Investors in the Event of No Stockholder Approval. If our stockholders do not approve Proposal 3 and Proposal 4 within 90 days of the initial closing, unless extended for up to an additional 45 days by mutual agreement between our placement agent and us (“Stockholder Approval Termination Date”), we are required to pay the investors liquidated damages equal in the aggregate to 2% of the gross proceeds received at the initial closing, for each week beyond the Stockholder Approval Termination Date that stockholder approval is not obtained, up to a maximum of 8% in the aggregate of the gross proceeds received at the initial closing. We estimate this to be a maximum of $160,000.

•

Lock-Up Agreements. Until the earlier to occur of the Final Closing and June 30, 2004, we have agreed not issue or sell any securities to any party, other than (i) the issuances and sales contemplated by the

Private Placement, (ii) pursuant to the terms of previously granted employee stock options and previously granted outstanding warrants, options, and convertible securities and, (iii) the issuance of up to 1,000,000 shares of common stock (or options exercisable for such shares) pursuant to currently authorized shares under our stock option plan and employee stock purchase plan and pursuant to the conversion into common stock of amounts due under currently outstanding promissory notes that are not held by officers, directors or senior members of our management. We have also agreed to use our best efforts to ensure that our officers and directors will not transfer or sell any of our securities to any party, other than certain permitted family transfers until the earlier to occur of the Final Closing and June 30, 2004.

•	Registration Obligations and Penalties. No later than 15 days after the Final Closing (the “Filing Date”), we are required, at our expense, to file with the Securities and Exchange Commission (the “SEC”) a registration statement with respect to the resale of the shares of common stock (i) issued at each of the initial and Final Closing of the Private Placement, and (ii) issued upon exercise of the warrants issued at, and in connection with, each of the initial and Final Closing of the Private Placement, including the Placement Warrants. We are required to use our best efforts to have such registration statement declared effective by the SEC prior to the date which is 90 days after the Filing Date or Outside Filing Date (as defined below), as applicable, and, subject to our right to suspend the resale of stock under the registration statement in certain circumstances, we are required to maintain the effectiveness of this registration statement until the earlier of (a) the date that all of those shares are resold, or (b) the date that is the later of (i) the date that none of the investors are affiliates of the Company or (ii) the second anniversary of the consummation of the Private Placement. In addition, outside of the Private Placement, holders of warrants exercisable for an aggregate of approximately 456,967 shares of our common stock have “piggyback registration rights” and will be entitled to include their warrant shares in the registration statement to be filed in connection with the Private Placement.

If we fail to file the registration statement by the Filing Date, then we are required to issue the investors (on a pro-rata basis), as liquidated damages and not as a penalty, additional Class B warrants to purchase a number of shares of common stock equal to 1% of the shares of common stock, on a fully diluted basis, issued to investors in the Private Placement for each 15 day period the registration statement remains unfiled, up to a maximum of Class B warrants in the aggregate (on a pro-rata basis) to purchase an additional 4% of the common stock, on a fully diluted basis, issued to investors in the Private Placement.

If we do not receive Stockholder Approval by 15 days after the Stockholder Approval Termination Date, as extended, (the “Outside Filing Date”) then we are required to file a registration statement with the SEC with respect to the resale of the shares of common stock issued in the initial closing of the Private Placement and issuable upon exercise of the warrants issued in the initial closing of the Private Placement. If we fail to file the registration statement by the Outside Filing Date, then we will pay to Subscribers (on a pro-rata basis), as liquidated damages and not as a penalty, a cash payment equal to 1% of the gross proceeds raised at the initial closing for each 15 day period the registration statement remains unfilled, up to a maximum (on a pro-rata basis) of 4% of the gross proceeds raised at the initial closing.

•	Indemnification of Investors. We have granted the investors and Paramount certain standard indemnification rights in connection with the registration statement and Paramount’s services as Placement Agent.

Conditions to Consummating the Final Closing of the Private Placement

Under the terms of the subscription agreements that govern the Private Placement, the investors’ obligation to consummate the Final Closing of the Private Placement is subject to meeting the conditions enumerated in the subscription agreements, including the following major conditions:

•	Our stockholders have approved this Proposal 3, as well as Proposal 4.

•

Between the date of the initial closing of the Private Placement and the Final Closing, no material adverse change has occurred in our business, operations, condition (financial or otherwise), assets, or results of operations, according to standards set forth in the subscription agreements governing the Private Placement.

•	Our representations and warranties contained in the subscription agreements were materially true and correct at the time they were made.

Stockholder Approval and American Stock Exchange Rules

A. We are required to obtain stockholder approval in order to sell and issue the shares of common stock and warrants in the Final Closing because we are subject to rules of the American Stock Exchange (“AMEX”) that require stockholder approval for any issuance or sale of 20% or more of our outstanding common stock at a price per share below the fair market value of our common stock at the time of the sale. If the Final Closing of the Private Placement occurs, we will issue and sell 29,120,000 shares of our common stock at $0.50 per share, warrants exercisable for the purchase of 14,560,000 shares of common stock at an exercise price of $0.75 per share and warrants exercisable for the purchase of 750,000 shares of common stock at an exercise price of $0.55 per share . Since these issuances are at a price below $0.95 per share, the closing price of our common stock on AMEX at the time of the initial closing, and comprise (including shares issuable upon exercise of the warrants) approximately 66% of the shares of our common stock outstanding immediately prior to the initial closing of the private placement, AMEX regulations require that we obtain stockholder approval prior to selling and issuing the shares and warrants at the Final Closing.

In addition, we also need stockholder approval to amend our Restated Certificate of Incorporation in order to have sufficient shares authorized and available for issuance to cover the shares and warrants to be issued in the Final Closing of the Private Placement. See “Proposal 4 Approval of Amendment of Restated Certificate of Incorporation”

Use of Proceeds

After paying the expenses of Private Placement, if we successfully complete the Final Closing we intend to use the net proceeds of the Private Placement for the following purposes:

•	for research and development of our ISV-401 antibiotic product candidate, including the conduct of two Phase 3 clinical trials, manufacture of product batches necessary for registration with the United States Food and Drug Administration, or FDA, and other activities necessary to prepare for filing a New Drug Application, or NDA, with the FDA;

•	repayment of approximately $671,000 in principal amount, plus accrued interest thereon, of loans outstanding to officers, directors and members of our senior management (subject to certain restrictions limiting the amount and timing of such repayments set forth below);

•	repayment of approximately $44,000 in principal amount, plus accrued interest, of indebtedness outstanding to parties who are not officers, directors or members of our senior management; and

•	the balance for general corporate purposes, including working capital and payment of deferred director fees.

Pending these uses, we will invest the net proceeds in U.S. dollar denominated, short-term, interest bearing, and investment-grade securities.

Except as described below, the subscription agreements prohibit us from using any proceeds from the Private Placement to repay any indebtedness including, but not limited to, any indebtedness to our current executive officers, directors or principal stockholders, but excluding accounts payable and accrued expenses incurred in the ordinary course of business. Notwithstanding the foregoing, we are permitted to use the proceeds of the Private Placement to reimburse management and directors for loans to us in an amount equal to 50% of our current debt to such management and directors, not to exceed $390,000. The remaining 50% of such outstanding loans may be repaid by us only upon successful completion of a pivotal Phase III clinical trial with ISV 401. In addition, we are permitted to use the proceeds to repay approximately $44,000 in principal amount, plus accrued interest, of indebtedness outstanding to parties who are not officers, directors or members of our senior management.

We may require substantial additional funds in addition to the proceeds from this Private Placement to support our continued growth and expansion. There can be no assurance that such additional financing can be obtained on desirable terms, if at all.

Dilutive Effect

The Final Closing of the Private Placement will have a significant dilutive effect on current stockholders in that the percentage ownership of current stockholders will decline as a result of the Final Closing of the Private Placement. The number of shares issued pursuant to the Final Closing of the Private Placement will increase substantially the number of shares of common stock currently outstanding or potentially outstanding upon the exercise of warrants. This means that our current stockholders will own a significantly smaller percentage interest in InSite Vision as a result of the Final Closing. Immediately prior to the initial closing of the Private Placement, 29,253,294 shares of our common stock were outstanding. If the Final Closing occurs, and after giving effect to the issuances at the initial closing of the Private Placement in March 2004, a total of 33,000,000 shares of common stock will have been issued in the initial and Final Closings of the Private Placement and warrants to purchase a total of 17,250,000 share of common stock will have been issued. Based on the shares of Common Stock outstanding immediately prior to the initial closing, if the Final Closing of the Private Placement is completed, stockholders immediately prior to the initial closing will incur dilution of 53% (63% if the warrants issued in the Private Placement were exercised in full).

For purposes of example only, a stockholder who owned 10% of our outstanding stock after the Initial Closing, would own just approximately 4% of the shares outstanding immediately after the Final Closing of the Private Placement (assuming the investors exercised in full the warrants issued upon the Final Closing).

You should also be aware that the investors in the Private Placement, particularly if the Final Closing occurs, will have significant control over matters requiring the approval of stockholders, including the election of directors. Investors in the Private Placement, as a group, acquired approximately 12% (17% if the warrants issued in the initial close were exercised in full) of our outstanding shares of common stock in the initial closing, not including shares acquired in private transactions before or after the initial closing. If the Final Closing occurs, we anticipate that such investors would own approximately 53% of our then outstanding shares of common stock and would have the ability to own approximately 63% of our common stock if the warrants issued in the Private Placement were exercised in full. As a result, these stockholders, acting together, may be able to effectively control all matters requiring approval by our stockholders, including the election of a majority of our directors and approval of business combinations. In addition, we anticipate that the following participant in the Private Placement will beneficially own 5% or more of our common stock if the Final Closing occurs: Perceptive Life Sciences Master Fund, Ltd., 5.33%.

Notwithstanding the dilution and ownership concentration that would result from the Final Closing of the Private Placement, you should be aware that if stockholders do not approve Proposals 3 and 4, which are necessary to secure the proposed Final Closing investment, and if the Company is unable to secure immediate additional funds through alternative means, the Company believes it will only have sufficient funds to continue operations through middle of June 2004, after which the Company would most likely be compelled to cease operations and liquidate its assets, with all or most proceeds going to the Company’s creditors and stockholders would likely receive no proceeds whatsoever and existing shares would become worthless.

Interests of Certain Persons in the Private Placement

We expect to use some of the proceeds from the Final Closing of the Private Placement for the repayment of approximately $671,000 in principal amount, plus accrued interest thereon, of loans outstanding to officers, directors and members of senior management, subject to certain restrictions relating to the timing and amount of such repayments (see “Use of Proceeds” above in this Proposal 3). For example, S. Kumar Chandrasekaran, Ph.D., our Chief Executive Officer, President, Chief Financial Officer and the chairman of our Board of Directors has outstanding loans to us in the aggregate amount of $503,000 in principal plus accrued interest remains outstanding and which loans bear interest at rates from 2% to 5.5%, are evidenced by certain promissory notes and security agreements issued by the Company to Dr. Chandrasekaran, which loans are due on the earlier to occur of March 31, 2007 and the date that is 30 days after the successful completion of a pivotal Phase III clinical trial with ISV 401. However, we expect to repay at least a portion of these loans prior to their due date, as permitted by the subscription agreements for the Private Placement.

In addition to the notes issued to Dr. Chandrasekaran in respect of his loans referenced above, in June, September and November, 2003 we issued unsecured promissory notes in the principal amount of $55,000 in respect of loans made to us by Mitchell Friedlaender and we issued unsecured promissory notes in the principal amount of $20,000 in respect of loans made to us by John Mattana, both of whom are members of our Board of Directors. As of April 2, 2004, an aggregate principal amount of $75,000 plus accrued interest remains outstanding under such notes. These notes are due on the earlier to occur of March 31, 2007 and the date that is 30 days subsequent to successful completion of a pivotal Phase III clinical trial with ISV 401. However, we expect to repay at least a portion of these loans prior to their due date, as permitted by the subscription agreements for the Private Placement.

The Board of Directors was aware of the loans to Messrs. Chandrasekaran, Friedlaender and Mattana when it was evaluating the Private Placement and determined that it did not consider such interests to constitute an interested director transaction with respect to the Private Placement. Nevertheless, the Board, including those directors who did not have outstanding loans to the Company, unanimously approved the Private Placement as fair to the Company and the stockholders irrespective of any interest that Messrs. Chandrasekaran, Friedlaender and Mattana may be deemed to have in the transaction. However, you should consider whether Messrs. Chandrasekaran, Friedlaender and Mattana have interests in the Private Placement that are different from, or conflict with, those of InSite Vision stockholders generally when evaluating this Proposal 3.

Eli Jacobsen, the beneficial owner of approximately 6.66% of the outstanding shares of our common stock as of April 2, 2004, purchased 67,606 shares of our common stock and acquired warrants to purchase an additional 33,803 shares of our common stock in the initial closing of the Private Placement.

Advantages and Disadvantages of the Final Closing of the Private Placement

Advantages

Before voting, each stockholder should consider the fact that the Final Closing of the Private Placement will provide additional funding which will be critically important to our efforts to continue operations and to commercialize our products that are currently under development. We estimate that, if the Final Closing is completed, the proceeds from the Private Placement will be sufficient to fund our operations until approximately the third quarter of 2005. We have never generated positive cash flows from operations. Our current liquidity and capital resources are limited. If we do not receive the additional $14.5 million in the Final Closing of the Private Placement, we do not expect to have sufficient funds to continue our operations beyond the middle of June 2004 unless we are able to raise immediate and significant additional financing, which may not be available. Even if additional financing were available, our ability to raise additional financing prior to the end of June 2004 is extremely limited due to restrictions contained in the subscription agreements on our ability to issue securities prior to the earlier to occur of the Final Closing and June 30, 2004. Accordingly, if we are unable to conduct the Final Closing of the Private Placement in a timely manner, it is likely that we will have to immediately cease our research and development programs, and we may not be able to repay our outstanding commitments when due. Our inability to obtain additional funding through the Final Closing of the Private Placement ultimately may require us to cease operations and would also likely cause us to explore liquidation alternatives, including the initiation of bankruptcy proceedings, in which event our stockholders would likely receive little if any proceeds and their stock would likely become worthless. After careful consideration of the advantages and disadvantages of the Private Placement, including the factors set forth herein and the absence of acceptable alternatives, our Board of Directors unanimously approved the Private Placement and has unanimously recommended that our stockholders vote to approve proposals 3 and 4.

Disadvantages

Before voting, each stockholder should also consider the following disadvantages of the Final Closing of the Private Placement:

•	Upon the Final Closing, the investors in the Private Placement, in the aggregate and assuming exercise in full of the warrants issued upon both the initial closing and the Final Closing, will control a total of up to approximately 63% of our voting power and will have acquired our securities at less than the market value on AMEX as of the date of the Initial Closing of the Private Placement.

•	The percentage ownership of our common stock by existing stockholders will decline drastically, and the investors, if they were to act in concert, would be able to direct our actions after the Private Placement (including actions that could be opposed by management, the Board of Directors and/or minority stockholders), and may make it more difficult for us to enter into other transactions, including mergers, acquisitions or change of control transactions.

•	We are required to file a registration statement covering all shares of common stock issued in the Private Placement and issuable upon the exercise of warrants granted in the Private Placement shortly after the Final Closing. In addition, the holders of warrants exercisable for approximately 456,967 shares of our common stock that were not issued in the Private Placement have the right to include such shares in the registration statement. Once such registration statement becomes effective, all shares included therein will generally be freely tradeable without restriction. Such free transferability could materially and adversely affect the market price of our common stock.

We are requesting in this Proposal 3 that the stockholders approve the sale and issuance common stock and warrants to purchase common stock in the Final Closing of the Private Placement as described above, including the issuance and sale of 29,120,000 shares of common stock at $0.50 per share for an aggregate purchase price of $14.56 million and warrants exercisable for 14,560,000 shares of common stock at $0.75 per share for an aggregate purchase price of $10.92 million if exercised in full and issuance of the Placement Warrant exercisable for 750,000 shares of common stock at $0.55 per share for an aggregate purchase price of $412,500 if exercised in full.

Vote Required

The affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Final Closing of the Private Placement.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the approval of the sale and issuance, at the Final Closing of the Private Placement, of 29,120,000 shares of the Company’s common stock at a purchase price of $0.50 per share and Class A and Class B warrants to purchase a total of 14,560,000 shares of the Company’s common stock at an exercise price of $0.75 per share to certain investors and warrants to purchase a total of 750,000 shares of the Company’s common stock at an exercise price of $0.55 per share to Paramount BioCapital, Inc., in exchange for aggregate gross proceeds to the Company at the Final Closing of $14,560,000.

PROPOSAL FOUR — APPROVAL OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

General

Our current Restated Certificate of Incorporation, as amended, authorizes the issuance of 65 million shares, consisting of 60 million shares of common stock and 5 million shares of preferred stock. On April 5, 2004, the Board of Directors unanimously adopted a resolution approving, and declaring advisable, subject to stockholder approval, an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 60 million shares to 120 million shares and to increase the number of authorized shares of capital stock from 65 million shares to 125 million shares. No change in the authorized number of shares of preferred stock is being proposed.

An increase in the number of authorized shares of common stock is necessary to enable the Company to have a sufficient number of authorized and unissued shares of common stock to be issued upon the Final Closing of the Private Placement, and the Final Closing of the Private Placement cannot occur if this proposal is not approved by the Company’s stockholders. The Board of Directors also believes the increase is necessary as well in order to provide the Company with the opportunity and ability to take advantage of new, as of yet unforeseen corporate opportunities as the emerge, such as additional stock offerings, acquisitions, strategic transactions and partnering opportunities, stock dividends and compensation plans.

If the stockholders approve this proposal, the first paragraph of Section A of Article IV of the Company’s Restated Certificate of Incorporation would be amended to read in its entirety as follows:

“(A) Classes of Stock. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is One Hundred Twenty-Five Million (125,000,000) of which One Hundred Twenty Million (120,000,000) shares, par value of $0.01 per share, shall be Common Stock (the “Common Stock”) and Five Million (5,000,000) shares, par value $0.01 per share, shall be Preferred Stock (the “Preferred Stock”).”

Reason for Proposed Increase in the Number of Authorized Shares of Common Stock

We currently have only 16,698,506 shares of common stock authorized and available for issuance pursuant to our Restated Certificate of Incorporation, which is insufficient to cover the 29,120,000 shares of common stock and warrants purchase 15,310,000 shares of common stock (including the Placement Agent Warrants) to be issued in the Final Closing of the Private Placement. As of April 2, 2004, 33,138,778 shares of our common stock were outstanding, 8,546,492 shares were reserved for issuance pursuant to outstanding warrants and options and convertible notes payable and 1,616,224 shares were reserved for future issuance under our stock option and employee stock purchase plans. In order to have sufficient shares authorized and available for issuance to cover the shares and warrants to be issued in the Final Closing of the Private Placement, we need to amend our Restated Certificate of Incorporation to increase the number of authorized shares, which requires stockholder approval. Assuming stockholder approval of Proposals 3 and 4 contained in this Proxy Statement and the successful completion of the Final Closing of the Private Placement, after giving effect to the issuance in the Final Closing, shares reserved for issuance pursuant to currently outstanding options, warrants and convertible notes payable, and reserves under our option and employee stock purchase plans, we would have 32,268,506 shares of common stock available for issuance under our Restated Certificate of Incorporation. See “Proposal 3—Approval of Final Closing of Private Placement”

The proposed increase in the number of authorized shares will ensure that we have enough authorized shares to issue the necessary shares of common stock to the investors in the Private Placement. In addition, this would provide the board of directors with the express authority, without further action of the stockholders, to issue such common stock from time to time as the board of directors deems necessary. The Board believes it is necessary to have the ability to issue such additional common stock for general corporate purposes. Potential uses of additional authorized shares may include equity or convertible debt financings, partnering transactions, joint ventures, third-party collaborative relationships, licensing transactions, acquisition transactions, stock dividends, splits or distributions, issuance of common stock upon exercise of options pursuant to the Company’s 1994 Plan and issuances of common stock pursuant to the Company’s Purchase Plan without further action by the stockholders, unless such action were specifically required by applicable law or rules of any stock exchange on which the Company’s securities may then be listed. However, we have no immediate plans, arrangements, commitments, or understandings with respect to the issuance of any of the additional shares of common stock which would be authorized by the proposed amendment other than those described in this Proxy Statement.

The proposed increase in the authorized number of shares of common stock could have a number of effects on the Company’s stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by the Company could have an effect on the potential realizable value of a stockholder’s investment. In the absence of a proportionate increase in the Company’s earnings and book value, an increase in the aggregate number of outstanding shares would dilute the earnings per share and book value per share of all outstanding shares of common stock. If such factors were reflected in the price per share of common stock, the potential realizable value of a stockholder’s investment could be adversely affected. The common stock carries no preemptive rights to purchase additional shares. The adoption of the amendment will not of itself cause any change in the capital accounts of the Company. The proposed amendment of the Company’s Restated Certificate of Incorporation was approved by the directors of the Company on April 5, 2004.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the outstanding shares of common stock as of the Record Date will be required to approve the increase in the number of our authorized shares and amendment to our current Restated Certificate of Incorporation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends that the stockholders vote FOR the approval of an amendment to our Restated Certificate of Incorporation, to increase the number of shares of the Company’s common stock authorized for issuance by an additional 60,000,000 shares, resulting in an aggregate of 120,000,000 shares of authorized common stock.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy and voting instructions to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to the Company regarding beneficial ownership of the Company’s Common Stock, as of April 2, 2004 unless otherwise noted by (i) each person who is known by the Company to beneficially own more than five percent of the Company’s Common Stock, (ii) the Chief Executive Officer and each of the other executive officers of the Company named in the Summary Compensation Table, (iii) each director and nominee for director at the Annual Meeting, and (iv) all current executive officers and directors as a group. Unless otherwise indicated, the principal address of each of the stockholders below is: c/o InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501. Except as otherwise indicated, the Company believes that each of the beneficial owners of the Common Stock listed below has sole voting and investment power with respect to such shares, subject to community property laws, where applicable. Information for Eli Jacobson and Pfizer Inc. is based upon the most recent 13G or 13G/A filed by such entity with the Securities and Exchange Commission.

The percentage of beneficial ownership is calculated based on the 33,138,778 shares of Common Stock that were outstanding on April 2, 2004. This percentage also includes Common Stock of which such individual or entity had the right to acquire beneficial ownership of as of April 2, 2004 or within 60 days after April 2, 2004, including but not limited to upon the exercise of options; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity.

	Beneficially Owned
Name of Beneficial Owner	Number of Shares		Percent of Class
Pfizer Inc. 235 East 42nd Street New York, NY 10017	2,665,614	(1)	8.04%
Eli Jacobson 125 Broad Street, 32nd Floor New York, NY 10004	2,207,966	(2)	6.66%
S. Kumar Chandrasekaran, Ph.D.	1,282,398	(3)	3.76%
Lyle M. Bowman, Ph.D.	229,408	(4)	*
David F. Heniges.	67,339	(5)	*
Mitchell H. Friedlaender, M.D.	104,398	(6)	*
John L. Mattana	129,398	(7)	*
Jon S. Saxe	101,645	(8)	*
Anders P. Wiklund	104,398	(9)	*
All current executive officers and directors as a group (7 persons)	2,018,984	(10)	5.83%

*	Less than one percent of the outstanding Common Stock.
(1)	Pursuant to a Form 3 dated and filed with the Securities and Exchange Commission on June 19, 2003, Pfizer Inc. reported that as of April 16, 2003 it had sole voting power and sole dispositive power of all 2,665,614 shares. No filing has been made subsequent to that date, so the Company assumes that the holdings of Pfizer Inc. remain the same as stated in the June 19, 2003 Form 3.
(2)	Pursuant to a Schedule 13G dated and filed with the Securities and Exchange Commission on February 13, 2004, Eli Jacobson reported that as of February 13, 2004 he had sole voting power and sole dispositive power of 2,106,557 shares. The amount noted above also includes 67,606 shares, and 33,803 shares issuable upon the exercise of warrants, purchased in the March 26, 2004 private placement.

(3)	Includes 957,373 shares issuable upon the exercise of stock options exercisable on April 2, 2004 or within 60 days thereafter.
(4)	Includes 164,520 shares issuable upon the exercise of stock options exercisable on April 2, 2003 or within 60 days thereafter.
(5)	Comprised of 67,339 shares issuable upon the exercise of stock options exercisable on April 2, 2003 or within 60 days thereafter.
(6)	Includes 84,398 shares issuable upon the exercise of stock options exercisable on April 2, 2004 or within 60 days thereafter.
(7)	Includes 79,398 shares issuable upon the exercise of stock options exercisable on April 2, 2004 or within 60 days thereafter.
(8)	Includes 79,645 shares issuable upon the exercise of stock options exercisable on April 2, 2004 or within 60 days thereafter.
(9)	Includes 84,398 shares issuable upon the exercise of stock options exercisable on April 2, 2004 or within 60 days thereafter.
(10)	Includes 1,517,071 shares issuable upon the exercise of stock options exercisable on April 2, 2004 or within 60 days thereafter.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The following is the report of the audit committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2003, included in the Company’s Annual Report on Form 10-K for that year.

The audit committee has reviewed and discussed these audited financial statements with management of the Company.

The audit committee has discussed with the Company’s independent auditors, Burr, Pilger & Mayer LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The audit committee has received the written disclosures and the letter from Burr, Pilger & Mayer LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with Burr, Pilger & Mayer LLP the independence of Burr, Pilger & Mayer LLP from the Company.

Based on the review and discussions referred to above in this report, the audit committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

of the Board of Directors

John L. Mattana

Jon S. Saxe

Anders P. Wiklund

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Stock Plan and Compensation Committee Report on Executive Compensation

The Stock Plan and Compensation Committee (the “Compensation Committee”) of the Board is responsible for establishing the cash and equity compensation of the Company’s Chief Executive Officer, President and Chief Financial Officer, Dr. Chandrasekaran, and the Company’s other executive officers. All decisions by the Compensation Committee with respect to cash compensation are reviewed by the full Board of Directors. However, the Compensation Committee has the sole and exclusive authority to administer the 1994 Plan and to make option grants to the Company’s executive officers under the 1994 Plan. The Compensation Committee has furnished the following report with respect to the 2003 compensation of Dr. Chandrasekaran and the Company’s other executive officers.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

To: The Board of Directors

Compensation Policy

The Compensation Committee’s principal goals in making its executive compensation recommendations are (i) to ensure that there exists an appropriate relationship between executive pay and both the performance of the Company and stockholder value, particularly, but not exclusively, as reflected in the price of the Company’s Common Stock, and (ii) to attract, motivate and retain key executives in the face of competition within the biopharmaceutical industry for qualified personnel. To achieve these objectives, the Compensation Committee’s executive compensation policies generally integrate annual base salaries and other guaranteed payments for Dr. Chandrasekaran and the Company’s other executive officers with variable incentive bonuses and stock options primarily based upon corporate and individual performance. Performance is measured primarily by comparison with specific objectives. In addition to linking executive compensation directly to stockholder value, the Compensation Committee believes that stock options, through staged vesting provisions, perform an important role in motivating and retaining key executives.

Base Salary

The base salary levels for the executive officers were established for the 2003 fiscal year on the basis of the following factors: personal performance, the estimated salary levels in effect for similar positions at a select group of companies with which the Company competes for executive talent, and internal comparability considerations. The Compensation Committee, however, did not rely upon any specific compensation surveys for comparative compensation purposes. Instead, the Compensation Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent. The Compensation Committee estimates that the base salary levels in effect for the Company’s executive officers were near the median of the salary levels in effect for similar positions at those competitor companies before taking into account salary reductions implemented during the 2003 fiscal year. Base salaries will be reviewed on an annual basis, and adjustments will be made in accordance with the factors indicated above. During the 2003 fiscal year, the Company’s executive officers agreed with the Company to reduce their base salaries in light of the Company’s financial condition. The Compensation Committee will periodically review these reduced salaries in light of the Company’s financial condition and consider whether any increase in executive officer salaries and/or other forms of compensation are advisable. See “CEO Compensation” in this report.

Performance Measures

Due to the current stage of the Company’s development, the Compensation Committee believes that corporate performance is not appropriately measured in terms of traditional financial performance criteria such as profitability and earnings per share. Rather, the Compensation Committee believes that corporate performance is appropriately measured by analyzing the degree to which the Company has achieved certain goals established by the Compensation Committee and approved by the Board. Accordingly, annual incentive compensation is awarded on the basis of these non-traditional factors.

The incentive compensation paid to the executive officers for the 2003 fiscal year was based primarily upon the Company’s attainment of performance milestones tied to clinical and regulatory developments and the pursuit and formation of third-party collaborative relationships with respect to the Company’s technology. Although certain milestones were achieved during the 2003 fiscal year, the Company’s executive officers who were entitled to such bonuses have agreed with the Company to forego such bonuses unless and until the Company’s financial position improves to a sufficient degree that the Compensation Committee determines that such bonuses can be paid without undue negative impact on the Company’s financial position. Any such payments will be at the Compensation Committee’s sole discretion.

Stock Option Grants

Stock option grants under the 1994 Plan are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Each option generally becomes exercisable in installments over a period of years, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the applicable vesting period, and then only if the market price of the underlying shares appreciates over the option term.

The number of shares subject to each option grant will be set at a level intended to create a meaningful opportunity for stock ownership based on the officer’s current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility and promotion over the option term, and the individual’s personal performance in recent periods. The Compensation Committee will also take into account the executive officer’s existing holdings of Common Stock and the number of vested and unvested options held by that individual in order to maintain an appropriate level of equity incentive. However, the Compensation Committee does not intend to adhere to any specific guidelines as to the relative option holdings of the Company’s executive officers.

During the 2003 fiscal year, stock options in the aggregate amount of 520,000 shares of Common Stock were granted to the executive officers named in the Summary Compensation Table. Please refer to the “Summary Compensation Table” and the section entitled “Option Grants in Last Fiscal Year.”

CEO Compensation

In setting the total compensation payable to Dr. Chandrasekaran, the Company’s Chief Executive Officer, President and Chief Financial Officer, for the 2003 fiscal year, the Compensation Committee sought to make such compensation competitive with that provided by other companies with which the Company competes for executive talent.

The base salary paid to Dr. Chandrasekaran for the 2003 fiscal year was not based to any significant extent on Company performance. Instead, it is the Committee’s intent to have this component of his compensation remain stable from year to year. For the 2003 fiscal year, the Committee estimates that Dr. Chandrasekaran’s base salary was comparable to the level of base salaries paid to the chief executive officers of other companies with which the Company competes for executive talent before taking into account the salary reductions agreed to between the Company and Dr. Chandrasekaran. The incentive portion of Dr. Chandrasekaran’s cash compensation opportunity for the 2003 fiscal year was tied to clinical and regulatory developments and the pursuit and formation of third-party collaborative relationships with respect to the Company’s technology. These were the same milestones used to measure the incentive compensation payable to the other executive officers for the 2003 fiscal year. Although such milestones were achieved during the 2003 fiscal year, the Company’s executive officers who were entitled to such bonuses, including Dr. Chandrasekaran, have agreed with the Company to forego such bonuses unless and until the Company’s financial position improves to a sufficient degree that the Compensation Committee determines that such bonuses can be paid without undue negative impact on the Company’s financial position. Additionally, during 2003 Dr. Chandrasekaran agreed with the Company to reduce his salary by $245,915 and the other executive officers agreed with the Company to reduce their salaries by a total of $242,928. The Compensation Committee will periodically review these reduced salaries in light of the Company’s financial condition and consider whether any increase in executive officer salaries and/or other forms of compensation are advisable.

Additionally, the Compensation Committee awarded a stock option grant to the Chief Executive Officer in the 2003 fiscal year in order to provide him with an equity incentive tied to the financial success of the Company. The option will have value for Dr. Chandrasekaran only if the market price of the underlying option shares appreciates over the market price in effect on the date the grant was made.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the Corporation’s executive officers, to the extent that compensation is not deemed to be performance-based pursuant to the criteria established under a stockholder-approved plan. The cash based compensation paid to the Company’s executive officers for the 2003 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the total cash compensation to be paid to any of the Company’s executive officers for fiscal 2004 will exceed that limit. Accordingly, the Compensation Committee has decided not to submit any of the Company’s cash incentive bonus plans for stockholder approval at the Annual Meeting or to take any other action to limit or restructure the elements of cash compensation payable to the Company executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer be expected to exceed the $1 million level on a recurring basis as a result of their participation in one or more of the Company’s non-stockholder approved incentive bonus plans. The stock option grants made under the 1994 Plan during the 2003 fiscal year did not qualify as performance-based compensation. Accordingly, the Company will not be entitled to a tax deduction with respect to the compensation deemed paid by the Company upon the subsequent exercise of those options or the disposition of the shares purchased under those options to the extent that the amount of such compensation, together with the cash compensation paid to the executive officer in the year of exercise, should exceed the $1 million limitation under Section 162(m).

Submitted by the Compensation Committee of the Board of Directors

John L. Mattana
Anders P. Wiklund

Performance Graph

The following graph compares the percentage change in (i) the cumulative total stockholder return on the Company’s Common Stock from December 31, 1999 through December 31, 2003 with (ii) the cumulative total return on (a) The American Stock Exchange (U.S. Index) and (b) The American Stock Exchange (biotech) as well as (c) The American Stock Exchange (Health, Products & Services). The comparison assumes (i) an investment of $100 on December 31, 1999 in each of the foregoing indices and (ii) reinvestment of dividends, if any.

The stock price performance shown on the graph below represents historical price performance and is not necessarily indicative of any future stock price performance.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and the Company Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those Acts.

Compensation Committee Interlocks and Insider Participation

During the 2003 fiscal year, the Compensation Committee consisted of John L. Mattana and Anders P. Wiklund. No member of the Compensation Committee was at any time during the 2003 fiscal year, or at any other time, an officer or employee of the Company.

During the 2003 fiscal year, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements

On May 30, 1995, the Company amended the 1994 Plan to implement a special change in control feature designed to protect the economic benefit of the outstanding options in the event the Company were to be acquired. As a result of this special feature, should any optionee’s service be involuntarily terminated within twelve (12) months following a Corporate Transaction in which his or her options are assumed by the successor corporation and do not otherwise accelerate at that time, then those options will accelerate and become fully exercisable for all of the option shares as fully-vested shares of Common Stock upon such involuntary termination. A “Corporate Transaction” under the 1994 Plan is defined as a merger or consolidation in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held those securities immediately prior to such transaction, or the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation of the Company.

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation earned by the Company’s Chief Executive Officer, and each of the Company’s other executive officers whose salary and bonus for fiscal year 2003 was in excess of $100,000, for services rendered in all capacities to the Company for the 2003, 2002 and 2001 fiscal years (the “Named Executive Officers”). No executive officer who would have otherwise been included in such table on the basis of salary and bonus earned for the 2003 fiscal year resigned or terminated employment during that fiscal year.

SUMMARY COMPENSATION TABLE

	Year	Annual Compensation			Long-Term Compensation Awards	All Other Compensation ($)(5)
Name and Principal Position(1)		Salary ($)(2)	Bonus ($)(3)	Other Annual Compensation ($)(4)	Securities Underlying Options (#)
S. Kumar Chandrasekaran, Ph. D. Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer	2003 2002 2001	104,085 350,000 350,000	— — 70,000	730 2,772 1,806	295,000 65,000 50,000	— 127,318 —

Lyle M. Bowman, Ph. D. Vice President, Development and Operations	2003 2002 2001	103,443 200,700 192,000	— — 5,000	491 944 908	65,000 15,000 15,000	— 35,789 —

David Heniges. Vice President and General Manager, Commercial Opportunities	2003 2002	69,329 88,068	— —	730 753	40,000 75,000	— 10,000

(1)	Principal Position determined as of December 31, 2003.
(2)	During 2003, in agreement with the Company the executive officers reduced their salaries by the following amounts: Dr. Chandrasekaran $245,915, Dr. Bowman $97,257 and Mr. Heniges $145,671.
(3)	The amounts shown under the Bonus column include cash bonuses earned for the indicated fiscal years.
(4)	Represents amounts for excess life insurance coverage.
(5)	Amounts for 2002 for Dr. Chandrasekaran and Dr. Bowman represent payout of unused vacation. In 2002 Mr. Heniges received consulting fees for activities he conducted before he was employed.

Option Grants in Last Fiscal Year

The following table sets forth information concerning the stock options granted during the 2003 fiscal year to the executive officers named in the Summary Compensation Table. Except for the limited right described in footnote (1), no stock appreciation rights were granted to those individuals during such fiscal year.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Share) (3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% (4)	10% (4)
S. Kumar Chandrasekaran, Ph.D.	(1a) 75,000	8.1%	$0.85	2/14/13	$40,092	$101,601
	(1b) 100,000	10.8%	$0.63	9/23/13	$39,620	$100,406
	(1d) 120,000	13.0%	$0.41	12/12/13	$30,942	$78,412
Lyle M. Bowman	(1a) 25,000	2.7%	$0.85	2/14/13	$13,364	$33,867
	(1b) 15,000	1.6%	$0.63	9/23/13	$5,943	$15,061
	(1b) 25,000	2.7%	$0.41	12/12/13	$6,446	$16,336
David Heniges	(1a) 25,000	2.7%	$0.85	2/14/13	$13,364	$33,867
	(1b) 5,000	0.5%	$0.63	9/23/13	$1,981	$5,020
	(1c) 10,000	1.1%	$0.41	12/12/13	$2,578	$6,534

(1)	Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s cessation of service with the Company. The option granted will become exercisable:

(a) immediately upon grant; or

(b) on a daily basis over the next year of service; or

(c) for twenty five percent (25%) of the option shares upon the completion of one (1) year of service measured from the grant date and will become exercisable for the balance of the option shares on a daily basis over the next three years of service thereafter (the “Normal Vesting Schedule”); or

(d) the Normal Vesting Schedule; provided, however, the exercise period for such option shall accelerate upon the occurrence of certain milestones while Dr. Chandrasekaran is providing service to the Company as follows: (A) 20% of the option shares shall become exercisable upon the closing of the Asset Sale with B&L (the “B&L Milestone”), (B) 40% of the option shares shall become exercisable upon the closing of a partnering transaction relating to ISV-401 that yields immediate gross proceeds to the Company of at least $3,000,000 at the closing of such transaction (the “ISV-401 Milestone”), and (C) with respect to any accelerated exercise period pursuant to the B&L Milestone or the ISV-401 Milestone, the option shares whose exercisability is accelerated pursuant to those milestones shall be the option shares that are at that time last to vest under the Normal Vesting Schedule at the time such milestone is met, such that the length of the Normal Vesting Schedule will be shortened to the extent either (or both) the B&L Milestone or the ISV-401 Milestone is met.

However, each option will become immediately exercisable for all the option shares upon an acquisition of the Company by merger or asset sale, unless the option is assumed by the successor entity. The option, to the extent so assumed, will subsequently vest in full should the optionee’s employment be terminated (whether involuntarily or through a resignation following a material change in the optionee’s duties and responsibilities, level of compensation or principal place of employment) within twelve (12) months following the acquisition in which that option does not otherwise vest on an accelerated basis. The option includes a limited stock appreciation right which will result in the cancellation of that option, to the extent exercisable for vested shares, upon the successful completion of a hostile tender offer for securities possessing more than 50% of the combined voting power of the Company’s outstanding voting securities. In return for the cancelled option, the optionee will receive a cash distribution per cancelled option share equal to the excess of (i) the highest price paid per share of the Company’s Common Stock in such hostile tender offer over (ii) the exercise price payable per share under the cancelled option. The exercise price may be paid in cash or in shares of Common Stock (valued at fair market value on the exercise date) or through a cashless exercise procedure involving a same-day sale of the purchased shares. For additional information on option acceleration provisions, please see “Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements” above.

(2)	Represents the individual’s percentage (%) of the total options granted to all employees in the 2003 Fiscal Year as determined by combining all the options granted in the 2003 Fiscal Year to the particular individual.
(3)	The exercise price may be paid in cash, in shares of the Company’s common stock valued at the fair market value on the exercise date or through a cashless exercise procedure involving the same-day sale of the purchased shares.
(4)	There is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the five percent (5%) or ten percent (10%) assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Aggregate Option Exercises and Fiscal Year-End Holdings

The following table sets forth information concerning the exercise of options during the 2003 fiscal year by the Company’s Chief Executive Officer and each of the Company’s other Named Executive Officers and the unexercised options held by such individuals at the end of such fiscal year. Except for the limited rights described in footnote (1) to the Summary Option Grant Table above, no stock appreciation rights were exercised by such individuals during the 2003 fiscal year, and no outstanding stock appreciation rights outstanding at the end of such fiscal year.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Number of Shares Acquired On Exercise (#)	Aggregate Value Realized (1)	Number of Securities Underlying Unexercised Options at December 31, 2003 (#)		Value of Unexercised In-the-Money Options at December 31, 2003 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
S. Kumar Chandrasekaran, Ph. D	None	$0	903,529	231,471	$3,840	$15,360
Lyle M. Bowman	None	$0	144,658	50,342	$208	$3,792
David Heniges	None	$0

(1)	Based on the market value of the shares on the date of exercise less the exercise price paid for those shares.
(2)	Calculated on the basis of the closing sale price per share of the Common Stock on the American Stock Exchange of $0.57 on December 31, 2003 less the exercise price.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains the following compensation plans under which the Company’s equity securities are authorized for issuance:

•	InSite Vision Incorporated 1994 Stock Option Plan (the “Option Plan”)

•	InSite Vision Incorporated 1994 Employee Stock Purchase Plan (the “ESPP”)

Each of these plans has been approved by the Company’s stockholders. The following table sets forth the number of shares of the Company’s Common Stock subject to outstanding options, warrants, and rights, the weighted-average exercise price of outstanding options, warrants, and rights, and the number of shares remaining available for future grants under these plans as of December 31, 2003.

	A	B	C
Plan Category	Number of Shares of the Company’s Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of the Company’s Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders	3,051,329	$1.85	1,148,329	(1)
Equity Compensation Plans Not Approved by Stockholders	0	0	0
Total	3,051,329	$1.85	1,148,329

(1)	Of the total number of shares available, 923,322 were available for additional stock option grants under the Option Plan and 225,007 were available for purchases under our ESPP. In addition, the number of shares of the Company’s Common Stock available for issuance under the Option Plan will automatically increase on the first day of January each year during the term of the Option Plan (which is currently scheduled to expire in 2008) by an amount equal to two percent (2%) of the total number of shares of the Company’s Common Stock issued and outstanding on the last day of December in the immediately preceding year. In addition, the number of shares of the Company’s Common Stock available for issuance under the ESPP will automatically increase on the first trading day in January each year during the term of the SPP (which is currently scheduled to expire in 2008) by an amount equal to one-half-percent (0.5%) of the total number of shares of the Company’s Common Stock issued and outstanding as of the last trading day in December in the immediately preceding calendar year, but in no event will any such annual increase exceed 125,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Restated Certificate of Incorporation (the “Certificate”) provides for indemnification of directors and officers of the Company to the fullest extent permitted by the Delaware General Corporation Law. Each of the current directors and executive officers of the Company has entered into separate indemnification agreements with the Company. In addition, the Certificate limits the liability of directors to the Company or its stockholders to the fullest extent permitted by the Delaware General Corporation Law.

Interested Transactions

During 2003, S. Kumar Chandrasekaran, Ph.D., the Company’s Chief Executive Officer, President, Chief Financial Officer and the chairman of the Company’s Board of Directors has loaned the Company an aggregate of $543,000 which loans are evidenced by certain promissory notes and security agreements issued by the Company to Dr. Chandrasekaran, as described in greater detail below. On May 28, 2003, Dr. Chandrasekaran loaned the Company $40,000 pursuant to a secured promissory note. This loan bears interest at the rate of 2% per annum, was due January 15, 2004 was repaid in full and was secured by a lien on certain equipment of the Company. On June 13, 2003, Dr. Chandrasekaran loaned the Company an additional $50,000 pursuant to an unsecured promissory note. This loan bears interest at the rate of 2% per annum. On July 14, 2003 Dr. Chandrasekaran loaned the Company an additional $400,000 pursuant to a secured promissory note. This loan bears interest at the rate of 5.5% per annum, and is secured by a lien on substantially all of the assets of the Company, including the Company’s intellectual property, other than equipment secured pursuant to the May 28,

2003 promissory note and certain other equipment secured by the lessor of such equipment. On August 29, 2003, Dr. Chandrasekaran loaned the Company an additional $20,000 pursuant to an unsecured promissory note. This loan bears interest at the rate of 2% per annum. On September 3, 2003, Dr. Chandrasekaran loaned the Company an additional $18,000 pursuant to an unsecured promissory note. This loan bears interest at the rate of 2% per annum. On September 15, 2003, Dr. Chandrasekaran loaned the Company an additional $15,000 pursuant to an unsecured promissory note. This loan bears interest at the rate of 2% per annum. All of the outstanding loans are due on the earlier to occur of March 31, 2007 and the date that is 10 business days subsequent to the successful completion of a pivotal Phase III clinical trial with ISV 401.

In May 2003, the Company issued $80,000 (including $40,000 to Dr. Chandrasekaran and $10,000 to Dr. Friedlaender) of Senior Secured Notes to members of the Board of Directors and Named Executive Officers for cash, which bear a two percent (2%) annual interest rate, were due January 15, 2004 and were secured by a lien on certain pieces of laboratory and other equipment. In January 2004, these notes and the related accrued interest were repaid by the Company.

In addition to the notes issued to Dr. Chandrasekaran referenced above, from June 2003 through November 2003, the Company issued a series of unsecured short term notes payable with a total principal amount of $113,500 in respect of loans made to the Company by other members of the Board of Directors and Named Executive Officers, including $55,000 to Dr. Friedlaender. As of March 31, 2004, an aggregate principal amount of $103,500 plus accrued interest remains outstanding under such notes. These notes bear an interest rate of 2% and are due on the earlier to occur of March 31, 2007 and the date that is 10 business days subsequent to successful completion of a pivotal Phase III clinical trial with ISV 401.

In May 2000, the Company issued loans to Dr. Chandrasekaran related to his exercise of 126,667 options to acquire common stock. In May 2001, the terms on the loans were extended from 4 years to 5 years. In 2003 and 2002, Dr. Chandrasekaran made principal and interest payments of $38,500 and $83,000, respectively. The loans are full recourse and bear interest at 7% per annum. Interest payments are due semi-annually and principal payments are due annually. While the 126,667 shares of common stock issued secure the loans, the Company is not limited to these shares to satisfy the loan.

Each of the transactions set forth above were approved by the Board of Directors and the Company believes that each such transaction was made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. Pursuant to recently adopted American Stock Exchange regulations, the Company’s corporate governance policies and its revised Audit Committee charter, all future related-party transactions will be reviewed and approved by the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file with the United States Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the Securities Exchange Act of 1934, as amended, to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2003, its officers, directors and holders of more than 10% of the Common Stock complied with all Section 16(a) filing requirements.

FORM 10-K

The Company filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2003 with the SEC. A copy of the Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Stockholders may also obtain a copy of the Annual Report on Form 10-K, without charge, by writing to Ms. Sandra C. Heine, the Company’s Senior Director of Finance and Administration at the Company’s headquarters at 965 Atlantic Avenue, Alameda, California 94501.

INCORPORATION BY REFERENCE

The following documents previously filed by the Company with the SEC under the Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Proxy Statement:

A. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

All financial statements included in any document filed by the Company with the SEC pursuant to Sections 13(a), 13(c), or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date on which the Annual Meeting is held which amend or supplement the financial statements or pro forma financial statements incorporated by reference herein shall be deemed to be incorporated by reference into this Proxy Statement as of the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) incorporated herein by reference.

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains periodic and annual reports, current reports, proxy statements and other information regarding InSite Vision at http://www.sec.gov. We will also provide stockholders copies of the March 29, 2004 Form 8-K (including the exhibits thereto) and the December 31, 2003 Form 10-K free of charge upon request made to: InSite Vision Incorporated, 965 Atlantic Avenue, Alameda CA 94501, attention Investor Relations, or by calling 1-510-865-8800.

THE BOARD OF DIRECTORS OF

INSITE VISION INCORPORATED

Dated: April     , 2004

Annex A

CHARTER OF THE AUDIT COMMITTEE

of the

BOARD OF DIRECTORS

of

INSITE VISION INCORPORATED

1. Purpose; Limitations on Duties. The purpose of the Committee is to assist the Board of Directors (the “Board”) of InSite Vision Incorporated (the “Company”) in overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company and to prepare the annual report of the Audit Committee required by applicable Securities and Exchange Commission (“SEC”) disclosure rules. Among the matters the Committee will oversee are (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, (d) the performance of Company’s internal audit function and independent auditor and (e) the appointment of the Company’s independent auditor and the approval of audit and non-audit services performed by such auditor.

2. Membership; Appointment; Financial Expert. The Committee will consist of three or more directors of the Company’s Board. All members of the Committee must be directors who meet the knowledge requirements and the independence requirements of applicable law and the rules of the SEC and the American Stock Exchange in effect from time to time (subject to any exceptions allowed by such rules and any waivers granted by such authorities). The members of the Committee will be appointed by and serve at the discretion of the Board. The Chairperson of the Committee will be appointed by the Board. If the Board fails to appoint a Chairperson, the members of the Committee shall designate a Chairperson by majority vote of the full Committee. If practicable and appropriate taking into account the Company’s business, finances and complexity among other factors, at least one member of the Committee must qualify as an “audit committee financial expert” (as defined by the SEC). The Company will disclose in its annual report required by Section 13(a) of the Securities Exchange Act of 1934 (the “1934 Act”) whether or not it has at least one member who is an audit committee financial expert. In any event, the Committee must include at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication, such as being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

3. Specific Responsibilities and Duties. The Board delegates to the Committee the express responsibility and authority to:

3.1 Independent Auditor

(a) Selection; Fees. Be solely and directly responsible for the appointment, compensation, retention, evaluation, and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and, where appropriate, the termination and replacement of such firm. Such independent auditor shall report directly to and be ultimately accountable to the Committee. The Committee has the ultimate authority to approve all audit engagement fees and terms, with the costs of all engagements to be borne by the Company.

(b) Audit Team. Review the experience and qualifications of the senior members of the independent auditor’s team.

(c) Scope of Audit. Review, evaluate and approve the annual engagement proposal of the independent auditor (including the proposed scope and approach of the annual audit).

(d) Lead Audit Partner Review, Evaluation and Rotation. Ensure that the lead audit partner having primary responsibility for the audit and the reviewing audit partner of the independent auditor are rotated at least every five years and that other audit partners (as defined by the SEC) are rotated at least every seven years.

(e) Pre-Approval of Audit and Non-Audit Services. Pre-approve all audit services and all non-audit services permitted to be performed by the independent auditor. Such pre-approval may be given as part of the Committee’s approval of the scope of the engagement of the independent auditor or on an engagement-by-engagement basis or pursuant to pre-established policies. In addition, the authority to pre-approve non-audit services may be delegated by the Committee to one or more of its members, but such member’s or members’ non-audit service approval decisions must be reported to the full Committee at the next regularly scheduled meeting. The Company shall disclose in its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q any approval of non-audit services during the period covered by the applicable report.

(f) Statement from Independent Auditor; Oversight of Independent Auditor. At least annually, obtain and review a report from the independent auditor describing all relationships between the independent auditor and the Company (to assess the independent auditor’s independence), consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialog with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and shall take, or recommend that the Board take, appropriate action to oversee the independence of the independent auditor.

(g) Related Party Transactions. Review and approve all related-party transactions.

3.2 Financial Reporting

(a) Annual Financials. Review and discuss with management and the independent auditor the Company’s annual audited financial statements, (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), any unusual or non-recurring items, the nature and substance of significant reserves, the adequacy of internal controls and other matters that the Committee deems material, prior to the public release of such information. Recommend to the Board whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(b) Quarterly Financials. Review and discuss with management and the independent auditor the Company’s quarterly financial statements (including the Company disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), the results of the independent auditor’s reviews of the quarterly financial statements, and other matters that the Committee deems material prior to the public release of such information.

(c) Accounting Principles. Review with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including any material changes in the selection or application of the principles followed in prior years and any items required to be communicated by the independent auditor in accordance with AICPA Statement of Auditing Standards (“SAS”) 61.

(d) Press Releases; Conference Calls. Discuss earnings press releases with management (including the type and presentation of information to be included in earnings press releases) and the Company’s policies relating to disclosures in earnings conference calls.

3.3 Financial Reporting Processes; CEO and CFO Certifications.

(a) Internal and External Controls. In consultation with the independent auditor and the Company’s internal auditors and financial and accounting personnel, review the integrity, adequacy and effectiveness of the Company’s accounting and financial controls, both internal and external, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

(b) Reports from Independent Auditor. Obtain and review timely reports from the independent auditor regarding:

(i) all critical accounting policies and practices to be used by the Company;

(ii) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(iii) all other material written communications between the independent auditor and management, including any management letter or schedule of unadjusted differences.

Such reports may be oral or in writing, but must be provided to the Committee before any auditor’s report is filed with the SEC.

(c) CEO and CFO Certifications. Discuss with the Chief Executive Officer and the Chief Financial Officer the processes involved in and any material changes or disclosures that are advisable or required as a result of the Form 10-K and 10-Q certification process concerning deficiencies in design or operation of internal controls or any fraud involving management or employees with a significant role in the Company’s internal controls.

3.4 Legal and Regulatory Compliance

(a) SEC Report. Prepare the annual report included in the Company’s proxy statement as required by the proxy rules under the 1934 Act.

(b) Reports from Others. Obtain such reports from management, auditors, the general counsel or outside legal counsel, tax advisors or any regulatory agency as the Committee deems necessary regarding regulatory compliance, transactions with affiliates, and other legal matters that may have a material effect on the Company’s financial statements and the consideration of those matters in preparing the financial statements.

(c) Code of Conduct; Waivers. Approve and monitor the Company’s compliance with a code of conduct or ethics required by applicable law or exchange listing standards and covering the conduct and ethical behavior of directors, officers and employees, and approve in advance any amendments to it or waivers of it for directors, executive officers and senior financial officers.

(d) Complaints. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting, auditing or legal matters.

3.5 Annual Evaluation of Committees and Charter.

(a) Evaluation of Committee. Annually evaluate the performance of the Committee.

(b) Review and Publication of Charter. Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board, as appropriate, and publish this Charter and file this Charter with the SEC as required by applicable law.

4. Reports to Board; Meetings, Minutes.

4.1 Recommendations; Reports. Regularly report to the Board on the Committee’s activities, and its conclusions with respect to the independent auditor, and make appropriate recommendations to the Board.

4.2 Executive Sessions. The Committee may meet periodically (with such frequency as it determines) with each of the independent auditor, internal auditors (or other personnel responsible for the Company’s internal audit function) and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

4.3 Other Meetings. Other meetings will be with such frequency, and at such times, as its Chairperson, or a majority of the Committee, determines, but the Committee shall meet at least quarterly. Special meetings of the Committee may be called by the Chairperson and will be called promptly upon the request of any two Committee members. The agenda of each meeting will be prepared by the Chairperson and circulated, if practicable, to each member prior to the meeting date. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s Bylaws applicable to meetings of Board committees will govern meetings of the Committee.

4.4 Minutes. Minutes of each meeting will be kept.

5. Subcommittees. The Committee has the power to appoint and delegate matters to subcommittees, but no subcommittee will have any final decision-making authority on behalf of the Board or the Committee (except as permitted pursuant to Section 3.1(e) above).

6. Advisors and Counsel; Reliance; Investigations; Cooperation.

6.1 Retention of Advisors and Counsel. The Committee has the power, in its sole discretion, to obtain advice and assistance from, and to retain at the Company’s expense, such independent or outside legal counsel, accounting or other advisors and experts as it determines necessary or appropriate to carry out its duties, and in connection therewith to receive appropriate funding, determined by it, from the Company.

6.2 Determine Administrative Expenses. The Committee has the power to determine the level and cost of ordinary administrative expenses necessary or appropriate in carrying out its duties, with such costs to be borne by the Company.

6.3 Reliance Permitted. The Committee will act in reliance on management, the Company’s independent auditor, internal auditors, and advisors and experts, as it deems necessary or appropriate.

6.4 Investigations. The Committee has the power, in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

6.5 Required Participation of Employees. The Committee shall have unrestricted access to the Company’s employees, independent auditor, internal auditors, internal and outside counsel, and may require any employee of the Company or representative of the Company’s outside counsel or independent auditor to attend meetings of the Committee or to meet with any members of the Committee or representative of the Committee’s counsel, advisors or experts.

7. Rules and Procedures. Except as expressly set forth in this Charter or the Company’s Bylaws or Corporate Governance Guidelines, or as otherwise provided by law or the rules of the American Stock Exchange, the Committee shall establish its own rules and procedures.

INSITE VISION INCORPORATED

965 ATLANTIC AVENUE

ALAMEDA, CALIFORNIA 94501

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF INSITE VISION INCORPORATED FOR ANNUAL MEETING

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on June 1, 2004 and the accompanying Proxy Statement, and appoints each of S. Kumar Chandrasekaran, Ph.D. and Sandra Heine as Proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of InSite Vision Incorporated (the “Company”), which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at InSite Vision, 965 Atlantic Avenue, Alameda, California, 94501 on Tuesday, June 1, 2004 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

The Board of Directors recommends a vote FOR each of the directors listed and a vote FOR each of the proposals. This Proxy, when properly executed, will be voted in the manner directed herein. THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS LISTED AND FOR EACH OF THE PROPOSALS IF NO SPECIFICATION IS MADE.

(PLEASE DATE AND SIGN ON REVERSE SIDE)

INSITE VISION INCORPORATED

965 ATLANTIC AVENUE

ALAMEDA, CA 94501

VOTE BY INTERNET – www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provide or return it to InSite Vision Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INSITE VISION INCORPORATED

		For All	Withhold All	For All Except		Vote On Proposals	For	Against	Abstain

1.	To elect the following five directors to serve until the 2005 Annual Meeting of Stockholders or until their respective successors are elected and qualified.				2.	To ratify the appointment of Burr, Pilger & Mayer LLP as independent public accountants of the Company for the fiscal year ending December 31, 2004.	☐	☐	☐
	01) S. Kumar Chandrasekaran, Ph.D. 02) Mitchell H. Friedlaender, M.D. 03) John L. Mattana 04) Jon. S. Saxe 05) Anders P. Wiklund	☐	☐	☐	3.

To approve the sale and issuance, in the Final Closing (the “Final Closing”) of a private placement (the “Private Placement”), of 29,120,000 shares of the Company’s common stock at a purchase price of $0.50 per share and Class A and Class B warrants to purchase a total of 14,560,000 shares of the Company’s common stock at an exercise price of $0.75 per share to certain investors and warrants to purchase a total of 750,000 shares of the Company’s common stock at an exercise price of $0.55 per share to Paramount BioCapital, Inc. (“Paramount” or the “Placement Agent”), in exchange for aggregate gross proceeds to the Company at the Final Closing of $14,560,000.

							☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.					4.	To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of shares of the Company’s common stock authorized for issuance by an additional 60,000,000 shares, resulting in an aggregate of 120,000,000 shares of authorized common stock.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Please sign where indicated below exactly as your name(s) is (are) shown on the stock certificate to which the Proxy applies. If the shares are registered in the names of two or more persons, each should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporate, please sign in full corporate name by an authorized officer, or if a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

Signature	Date

Signature (Joint Owner)	Date